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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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RadiSys Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 15, 2007

To the Shareholders of RadiSys Corporation:

The annual meeting of shareholders of RadiSys Corporation, an Oregon corporation, will be held at our headquarters, located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on May 15, 2007 at 8:30 a.m. for the following purposes:

1. To elect eight directors, each to serve until the next annual meeting of shareholders or until a successor has been elected and qualified;

2. To ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors;

3. To approve our 2007 Stock Plan;

4. To approve an amendment to our 1996 Employee Stock Purchase Plan to add an additional 500,000 shares that may be issued under this plan; and

5. To transact any other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 20, 2007 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

Please sign and date the enclosed proxy and return it promptly in the enclosed reply envelope. If you are able to attend the annual meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the annual meeting.

A list of shareholders will be available for inspection by the shareholders commencing April 5, 2007 at our corporate headquarters, located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

By Order of the Board of Directors,

Brian Bronson
Corporate Secretary

April 5, 2007
Hillsboro, Oregon

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, please execute and return the enclosed proxy in the accompanying envelope so that your stock will be voted. The envelope requires no postage if mailed in the United States.

SOLICITATION AND REVOCABILITY OF PROXY
PROPOSAL 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE OFFICER COMPENSATION RadiSys Executive Compensation Discussion and Analysis (CD&A)
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS
OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
COMPENSATION AND DEVELOPMENT COMMITTEE REPORT
AUDIT COMMITTEE REPORT
PROPOSAL 2: RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 3: TO APPROVE THE COMPANY’S 2007 STOCK PLAN
PROPOSAL 4: TO APPROVE AN AMENDMENT TO THE COMPANY’S 1996 EMPLOYEE STOCK PURCHASE PLAN TO ADD AN ADDITIONAL 500,000 SHARES THAT MAY BE ISSUED UNDER THIS PLAN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF MATERIALS
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
DISCRETIONARY AUTHORITY
APPENDIX A
APPENDIX B
RADISYS CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED THROUGH [MAY 17, 2005] MAY 15, 2007)

RADISYS CORPORATION

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RadiSys Corporation, an Oregon corporation (“we,” “us” or the “Company”), to be voted at the annual meeting of shareholders to be held at our headquarters, located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on May 15, 2007 at 8:30 a.m. for the purposes set forth in the accompanying Notice of annual meeting. All proxies in the enclosed form that are properly executed and received by us before or at the annual meeting and not revoked will be voted at the annual meeting or any adjournments in accordance with the instructions on the proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to our Corporate Secretary before the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary at or before the taking of the vote at the annual meeting.

The mailing address of our principal executive offices is 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124. This Proxy Statement, the accompanying Notice of annual meeting, the Proxy Card and the annual report to the shareholders are being mailed to the shareholders on or about April 5, 2007.

The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies will be borne by us. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse these parties for their reasonable and customary charges or expenses in this connection. Solicitation will be made by mail and, in addition, may be made by our directors, officers and employees personally or by written communication, telephone, facsimile or other means. We have retained Mellon Investor Solutions LLC to aid in the solicitation of proxies for a fee of approximately $9,500, plus reasonable costs and expenses.

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but have no effect on the determination of whether a plurality exists with respect to a given nominee. Each other proposal requires the approval of a majority of the votes cast on the proposal, provided a quorum is present. Abstentions will count as votes cast on the proposal, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on the proposal. The proxies will be voted for or against the proposals or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for each of the proposals.

The record date for determination of shareholders entitled to receive notice of and to vote at the annual meeting is March 20, 2007. At the close of business on March 20, 2007, 21,951,284 shares of our common stock were outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote with respect to each matter to be voted on at the annual meeting. We reserve the right to decide, in our discretion, to withdraw any of the proposals from the agenda of the annual meeting prior to any vote thereon.

We will provide to any person whose proxy is solicited by this Proxy Statement, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2006. A written request should be submitted to 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Chief Financial Officer.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. The directors are elected at the annual meeting of shareholders to serve until the next annual meeting and until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the following nominees: C. Scott Gibson, Scott C. Grout, Ken J. Bradley, Richard J. Faubert, Dr. William W. Lattin, Kevin C. Melia, Carl W. Neun, and Lorene K. Steffes.

If no instructions are given, proxies will be voted for the election of the eight nominees named below. All of the nominees are currently our directors. We are not aware that any nominee is or will be unable to stand for reelection. If any nominee is not available as a candidate for director, the number of directors constituting our Board of Directors may be reduced before the annual meeting or the proxies may be voted for any other candidate or candidates that are nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

Set forth in the table below is the name, age and position with the Company of each of the nominees for our director. Additional information about each of the nominees is provided below the table and in “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships among our directors and executive officers.

Name	Age	Position with the Company

C. Scott Gibson	54	Chairman of the Board
Scott C. Grout	44	Director, President and Chief Executive Officer
Ken J. Bradley	59	Director
Richard J. Faubert	59	Director
Dr. William W. Lattin	66	Director
Kevin C. Melia	59	Director
Carl W. Neun	63	Director
Lorene K. Steffes	61	Director

C. Scott Gibson has served as a Director since June 1993 and as Chairman of our Board of Directors since October 2002. From January 1983 through February 1992, Mr. Gibson co-founded and served as President of Sequent Computer Systems, Inc., a computer systems company. Before co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel. Since March 1992, Mr. Gibson has been a director and consultant to high technology companies. Mr. Gibson serves on the boards of several other companies and non-profit organizations, including Verigy, Triquint Semiconductor, Inc., Pixelworks, Inc., NW Natural, Electroglas, Inc., Oregon Health and Science University and the Oregon Community Foundation. Mr. Gibson holds a B.S.E.E. and a M.B.A. from the University of Illinois.

Scott C. Grout has served as our President, Chief Executive Officer and a Director since October 2002. From May 1998 to October 2002, Mr. Grout was President and Chief Executive Officer of Chorum Technologies, Inc., a privately held provider of fiber optic products based in Richardson, Texas. Prior to joining Chorum, Mr. Grout held various positions at Lucent Technologies, a telecommunications network vendor, including as the Vice President of the Optical Networking Group and a Director of the Access and Optical Networking Group, from June 1984 to May 1998. Mr. Grout received a B.S. in Engineering from the University of Wisconsin at Madison and a M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Ken J. Bradley has served as a Director since October 2003. Since February 2005, Mr. Bradley has been President of Lytica Inc., a company specializing in supply chain management and product lifecycle planning. He is also President and Director of a Management Consulting firm. From January 2003 through January 2005, Mr. Bradley was the Chief Executive Officer of CoreSim, Inc., a company specializing in advanced systems design analysis. Prior to CoreSim, Inc. Mr. Bradley was with Nortel Networks from 1972 to 2002, most recently as Nortel’s Chief Procurement Officer. During his 30-year career at Nortel, Mr. Bradley held several national and international executive positions in supply management, operations management and technology development including Vice President, Supplier Strategy; Senior Managing Director, Guangdong Nortel Communications Joint

Venture in China; and Vice President, China Joint Venture Program. Mr. Bradley also serves on the Board of Directors of SynQor, Inc. Mr. Bradley is a degreed electrical engineer and a member of the Professional Engineers of Ontario.

Richard J. Faubert has served as a Director since June 1993. Since September 2003, Mr. Faubert has served as President, Chief Executive Officer, and Director of Amberwave Systems, Inc., a semiconductor technology company in New Hampshire. From January to September 2003, Mr. Faubert served as Executive Vice President of Novellus Systems, Inc. Chemical Mechanical Planarization Business Unit. From 1998 through 2002, Mr. Faubert was President, Chief Executive Officer and Director of SpeedFam-IPEC, Inc., a semiconductor capital equipment manufacturing company that was purchased in December 2002 by Novellus Systems Inc. From 1992 through 1998, Mr. Faubert was employed by Tektronix, a test, measurement and monitoring technology company, first as General Manager of its Instruments Business Unit and then as Vice President and General Manager of the Television and Communications Business Unit, Measurement Business Division. From 1986 through 1992, Mr. Faubert served as Vice President of Product Development of GenRad, Inc. Mr. Faubert serves on the North American Board of Semiconductor Equipment and Materials International and the Board of Electro Scientific Industries, Inc. in Portland, Oregon. Mr. Faubert holds a B.S.E.E. from Northeastern University.

Dr. William W. Lattin has served as a Director since November 2002. In October 1999, Dr. Lattin retired from Synopsys, Inc., a supplier of electronic design automation software, where he had been an Executive Vice President since October 1994. Prior to joining Synopsys, Dr. Lattin served as President and Chief Executive Officer of Logic Modeling Corp. from 1986 through 1994. From 1975 to 1986, Dr. Lattin held various engineering and management positions with Intel Corporation. Dr. Lattin also serves on the Board of Directors of Merix Corporation, Easy Street Online Services, Inc., FEI Corp., and Tripwire Inc. Dr. Lattin previously served on our Board of Directors from 1988 to 1999. Dr. Lattin holds a Ph.D. in electrical engineering from Arizona State University and a M.S.E.E. and a B.S.E.E. from the University of California-Berkeley.

Kevin C. Melia has served as a Director since July 2003. Since February 2003, Mr. Melia has been Chairman of the Board of Lightbridge Inc., a global enabler of mobile and online business solutions and IONA Technologies PLC, a leading middleware software company. Prior to joining Lightbridge Inc., he was the Co-Founder and Chief Executive Officer of Manufacturers’ Services Ltd. (“MSL”) from June 1994 to January 2003. MSL, a leading company in the Electronics Manufacturing Services Industry, was acquired by Celestica, Inc. in 2004. Mr. Melia also served as Chairman of the Board of MSL from June 1994 to January 2003. Prior to establishing MSL, he held a number of senior executive positions over a five-year period at Sun Microsystems, initially as their Executive Vice President of Operations, then as President of Sun Microsystems Computer Company, a Sun Microsystems subsidiary, and finally as Chief Financial Officer of Sun Microsystems Corporation. Mr. Melia also held a number of senior executive positions in operations and finance over a sixteen-year career at Digital Equipment Corporation. Mr. Melia is a past member of the Board of Directors of Manugistics Group Inc., a supply chain software application company and is a past member of the Board of Directors of Eircom PLC, a leading telecom company in Ireland. He is also a joint managing director of Boulder Brook Partners LLC, a private investment company and a member of the Board of Directors of C&S Wholesale Grocers. He is also a past member of the Board of Directors of Horizon Technologies, a European systems integration and distribution company. Mr. Melia is a Chartered Accountant and holds a joint diploma in Management Accounting from the Accounting Institutes of the U.K and Ireland.

Carl W. Neun has served as a Director since June 2000. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix. Mr. Neun was Chairman of Oregon Steel Mills, Inc. until it was acquired in January 2007. Mr. Neun also serves on the Board of Directors of Planar Systems, Inc. and Powerwave Technologies, Inc. Mr. Neun received a B.A. from Hamilton College and an M.B.A. from The Wharton School at the University of Pennsylvania.

Lorene K. Steffes has served as a Director since January 2005. Since October 2003, she has been an independent business advisor. From July 1999 to October 2003 she was an executive at IBM Corporation where she served as Vice President and General Manager, Global Electronics Industry; was based in Tokyo as Vice President, Asia Pacific marketing and sales of solutions for the Telecommunications, Media & Entertainment and Energy & Utilities industries; and, prior to her assignment in Asia Pacific, was Vice President of software group services for IBM’s middleware products. Ms. Steffes was appointed President and Chief Executive Officer of

Transarc Corporation, Inc. in 1997. Prior to this appointment she worked for 15 years in the telecommunications industry at Ameritech and at AT&T Bell Laboratories and AT&T Network Systems. Ms. Steffes is a director on the board of PNC Financial Services Corporation and PNC Bank, NA, a member of the Northern Illinois University College of Liberal Arts and Sciences advisory board and was formerly a trustee on the Carlow College Board in Pittsburgh. She holds a BS in Mathematics and MS in Computer Science from Northern Illinois University.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 20, 2007 (or such other date as otherwise indicated in the footnotes below) by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) each “named executive officer” named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

	Shares	Percentage of
	Beneficially	Common
Name	Owned	Stock(1)

Ken J. Bradley(2)	39,000	*
Brian Bronson(2)	72,446	*
Richard J. Faubert(2)	62,550	*
C. Scott Gibson(2)	52,341	*
Scott C. Grout(2)	372,402	1.68%
Julia A. Harper(2)	180,046	*
Keith Lambert(2)	115,112	*
Dr. William W. Lattin(2)	90,456	*
Christian A. Lepiane(2)	134,581	*
Kevin C. Melia(2)(3)	38,000	*
Carl W. Neun(2)	35,000	*
Lorene K. Steffes(2)	27,500	*
Barclays Global Investors, NA.(4)	1,258,518	5.73%
45 Fremont Street San Francisco, CA 94105
Brown Capital Management, Inc.(4)	1,421,275	6.47%
1201 N. Calvert Street Baltimore, MD 21202
Lord, Abbett & Co. LLC(5)	1,719,286	7.83%
90 Hudson Street Jersey City, NJ 07302
Ronald J. Juvonen(4)	1,911,111	8.71%
Downtown Associates, L.L.C. 674 Unionville Road, Suite 105 Kennett Square, PA 19348
Renaissance Technologies Corp.(6)	1,142,620	5.21%
800 Third Avenue New York, NY 10022
The D3 Family Fund, L.P.(7)	2,368,101	10.79%
Nierenberg Investment Management Company 19605 NE 8th Street Camas, WA 98607
All directors and executive officers as a group (12 persons)(8)	1,219,434	5.33%

*	Less than 1%

(1)	Percentage ownership is calculated based on 21,951,284 shares of our common stock outstanding on March 20, 2007.

(2)	Includes options to purchase shares of our common stock exercisable within 60 days after March 20, 2007 as set forth below:

Name

Ken J. Bradley	35,000
Brian Bronson	48,867
Richard J. Faubert	52,550
C. Scott Gibson	45,000
Scott C. Grout	270,664
Julia A. Harper	140,438
Keith Lambert	93,874
Dr. William W. Lattin	40,000
Christian A. Lepiane	112,232
Kevin C. Melia	35,000
Carl W. Neun	30,000
Lorene K. Steffes	25,000

(3)	Includes 3,000 shares held in an irrevocable trust account to which Mr. Melia disclaims beneficial ownership.

(4)	Based solely on information set forth in Schedule 13G/A dated December 31, 2006, filed with the Securities and Exchange Commission (SEC).

(5)	Based solely on information set forth in Schedule 13G/A dated December 29, 2006, filed with the SEC.

(6)	Based solely on information set forth in Schedule 13G dated December 14, 2006, filed with the SEC.

(7)	Based solely on information set forth in Schedule 13D/A dated October 27, 2006, filed with the SEC.

(8)	The total amount includes options to purchase 928,625 shares of our common stock exercisable within 60 days after March 20, 2007.

EXECUTIVE OFFICERS

Name	Age	Position

Scott C. Grout	44	President, Chief Executive Officer and Director
Brian Bronson	35	Chief Financial Officer
Julia A. Harper	48	Vice President, Corporate Operations
Keith Lambert	41	Vice President, Operations and Manufacturing
Christian A. Lepiane	47	Vice President, Worldwide Sales

See Mr. Grout’s biography under “Proposal 1: Election of Directors”.

Mr. Bronson joined us in 1999 and has been an officer since 2000. Prior to his being named as our Chief Financial Officer in November 2006, Mr. Bronson held the positions of our Vice President of Finance and Business Development and Treasurer and Chief Accounting Officer. Before joining RadiSys, from 1995 to 1999, Mr. Bronson held a number of financial management roles at Tektronix, Inc. where he was responsible for investor relations, finance and accounting functions for both domestic and international operations. Prior to joining Tektronix, Inc. Mr. Bronson practiced as a Certified Public Accountant with the accounting firm Deloitte and Touche, LLP. Mr. Bronson holds a bachelors degree in Business Administration and Communications from Oregon State University.

Ms. Harper joined us in 2001 as Chief Financial Officer. In November 2006, she was named Vice President, Corporate Operations. Before joining our executive team, Ms. Harper was the Vice President of Finance at Electro Scientific Industries Inc., where she was responsible for overseeing finance and accounting functions across the company’s numerous domestic and foreign subsidiaries. She has also held positions with Instromedix Inc. and Arco Oil and Gas Company in which she managed financial analysis, accounting, strategic planning and system development activities. Ms. Harper holds bachelors and masters degrees in Business Administration from the University of Texas at Arlington and Southern Methodist University, respectively.

Mr. Lambert joined us in May 2001 as Vice President of Global Operations. Before joining our executive team, from May 1999 to April 2001 Mr. Lambert served as the Vice President and General Manager at Manufacturers’ Services Ltd. (MSL), a full-service global electronics manufacturing services and supply chain services company. At MSL Mr. Lambert was in charge of the company’s Salt Lake City operations. Prior to joining MSL, from August 1995 to January 1999 Mr. Lambert held a variety of manufacturing and test engineering positions at 3Com Corp, a provider of voice and data networking solutions. He has also worked at Digital Equipment Corp., a provider of information processing solutions from personal computers to integrated worldwide networks, where he held positions in manufacturing and development engineering. Mr. Lambert holds an Electronics degree from University College in Dublin, Ireland.

Mr. Lepiane joined us in 2003.  Before joining RadiSys, Mr. Lepiane was vice president of worldwide sales for Lightspeed Semiconductor in Sunnyvale, California. Mr. Lepiane has also held various management level sales positions with Oplink Communications, OMM, Lucent and AT&T. With nearly 20 years of experience selling to global OEMs, Mr. Lepiane has been recognized for his ability to grow and manage worldwide sales organizations and successfully lead multifunctional teams through all phases of client platform selection and product life cycles. He also has extensive experience developing strategic alliances and negotiating contracts with major OEMs. Mr. Lepiane holds a B.S. from the University of Pittsburgh. He also received an M.B.A. from the University of California.

EXECUTIVE OFFICER COMPENSATION
RadiSys Executive Compensation Discussion and Analysis (CD&A)

Section I: Introduction

This narrative describes the philosophy, approach, and elements used by us and the Compensation and Development Committee of our Board of Directors to define, manage, and review compensation paid to our executives. The philosophy and management approach for executive compensation described below applies to all executives including those executives designated as named executive officers.

Our Compensation and Development Committee is responsible for the design and management of the executive compensation programs as well as our philosophy and programs for all employee compensation, benefit, and development programs on a worldwide basis. The Committee maintains a written charter statement (“Charter”), which is formally reviewed by the members of the Committee on an annual basis and is revised as needed. Our Board of Directors regularly reviews the Committee Charter and any changes the Committee makes to it. The Committee Charter was last reviewed and updated in October 2006 and is available on our Internet website at www.radisys.com under the investor relations tab.

Our Compensation and Development Committee regularly reviews and uses data, analysis, and recommendations from internal staff, outside salary survey sources, and, as requested by the Committee, external consultants to establish the philosophy, approach, and programs for setting executive compensation. The Committee maintains a formal annual calendar and annual plan to guide the timing of its review, analysis, and decision making related to compensation, benefits, and development programs. Our Chief Executive Officer and Vice President of Human Resources provide inputs and recommendations to the Committee on matters of executive compensation.

Under the supervision of our Compensation and Development Committee, our Chief Executive Officer and Vice President of Human Resources have responsibility for the execution of our executive compensation philosophy and related compensation elements. Our Board of Directors has delegated responsibility to the Committee for final approval of decisions related to all executive employment offers, adjustments to base salary and bonus targets, equity grants, payments for executive incentive bonuses, as well as any executive change of control agreements, succession plans, and other programs which are related to the executives. The Committee also guides executive development programs in order to maintain and grow the leadership and management capability. In 2005 the Committee engaged the consulting services of Compensation Strategies in Chicago, Illinois to review our equity and long term incentive programs and make recommendations. The consultants attended Committee meetings and presented market data and their recommendations. Based on these recommendations, the Committee made changes to our equity compensation program. These changes are discussed in Section III of this CD&A. In 2005, Compensation Strategies also reviewed the base salary, incentive bonus targets, and total cash compensation of our executive team against then current market data and determined that executive compensation was within the stated objectives of the Committee. The Committee reviewed current market data again in 2006 as part of its annual review process. The Committee did not engage outside consultants in 2006 but continued the direction of programs based on the consultant’s 2005 recommendations.

Section II: Philosophy and Objectives of Executive Compensation Programs

Our Compensation and Development Committee adopted and uses an executive compensation program philosophy that states that our executive compensation program is to be based on our performance and be competitive with other similar sized high tech companies. The goal of our executive compensation program is to attract, employ, retain and reward individuals capable of leading us to achieve our business objectives. Our executive compensation program is comprised of cash compensation (base salary and incentive bonus), employee benefits, paid time off, equity grants, retirement plans, and executive development. In determining executive compensation, the Committee has decided that a substantial portion of executive compensation should be tied directly to our financial performance. A philosophy which includes the elements of performance based and market driven compensation is used to design and implement the compensation and benefit programs for all our employees on a worldwide basis.

Annually, our Compensation and Development Committee, Chief Executive Officer, and Vice President of Human Resources review incentive bonus targets paid in the market by the defined peer group of companies annually to determine if our bonus (target amount and actual paid amount) is competitive with other companies in the same industry and revenue size. However, our performance is the main factor affecting executive incentive bonus payouts. Our actual financial performance drives the amount of payout of the executive incentive bonus.

Our Human Resources staff annually benchmarks all elements of our executive compensation using current market data, contemporary market trends, and other information from established compensation and benefit surveys. The survey data used for analysis is specific to high tech companies in our revenue category, geography, and general industry segments. In 2006, the survey data used for analysis and recommendations related to executive compensation included summary data from 90 U.S. based high tech companies with annual revenues between $200 — 499 million (average revenue is approximately $325 million). This is the range of revenues comparable to our historical annual revenues (approximately between $200 million to $350 million) over the last seven years.

Our Compensation and Development Committee thoroughly reviews and compares a summary of market data from a consistent set of compensation surveys each year, using the surveys described above, to identify any longer term trends in executive compensation and any year to year variations in compensation levels for individual positions. To ensure accurate data collection based on actual job duties, our executive positions are individually benchmarked with the external survey data using the job responsibilities and scope for each executive role as defined by their job descriptions.

Section III: Design of Our Compensation Programs, Individual Elements, and Impact of Performance on Compensation

The overall design of our executive compensation programs is reviewed, modified as needed and approved by our Compensation and Development Committee annually. Over time, the “pay for performance” model has been used successfully to ensure that our results drive rewards for the executive team and other employees. At the same time, the Committee and our Chief Executive Officer work to make sure compensation programs remain contemporary and focused on our needs. For example, in 2005 and 2006, the design of our equity program for executives was modified based on recommendation of Compensation Strategies to reduce our equity burn rate and stock compensation expense associated with implementation of FAS 123R. This change was made to reduce dilution and to make our forecasting of stock compensation expense more predictable. The changes, which have now been implemented, include introducing the use of restricted stock grants for executives and employees (in some geographies depending on local laws and practice) thus reducing the overall number of shares granted. Our Human Resources team implemented a significant employee communication program to assist employees worldwide in understanding why changes were being made and how these changes impacted us and our employees. The Committee continues to review market data on equity grants and the impact of the changes already made in this program to ensure effectiveness of the changes and to determine if further changes in the design of this program are required.

The present design of our executive compensation program includes three main categories:

1. Cash compensation which includes base salary and incentive bonus plan.

2. Equity incentives which includes stock options grants and restricted stock grants.

3. Employee benefits including health care insurance, employee stock purchase program under the RadiSys Corporation 1996 Employee Stock Purchase Plan (ESPP), 401(k) plan, flexible spending accounts, life insurance, and other benefits. Employee benefit programs are the same for all U.S. employees including executive officers. Executive officers receive no special employee benefits. However, U.S. employees at director level and above are eligible to participate in our Non-Qualified Deferred Compensation Plan. By approval of our Compensation and Development Committee and based on our guideline, change of control agreements and severance agreements are used in selected situations as described in the section outlining potential post-employment payments.

Our Compensation and Development Committee has determined that the market position of individual elements of our compensation program should be targeted to approximate compensation in the defined high tech market segment (described above) as follows:

Base Salary.  The base salaries of our executives are targeted to be individually and collectively between the twenty-fifth and fiftieth percentile (median) of the market data. At the end of 2006, our average executive base salaries, including all named executive officers, were at approximately the fortieth percentile of the market data. This approach is based on the principle that a competitive base salary is required to attract and retain the qualified and experienced executive talent required to effectively lead and manage our business. Base salary for each executive is reviewed on an annual basis as part of the company-wide merit review process. The amount of any merit increase to an executive’s base salary is determined based on a combination of the current position of the executive’s pay against market data and the executive’s performance and results during the past year. Our Chief Executive Officer is responsible for assessing the performance of each executive reporting to him. Our Compensation and Development Committee assesses the performance of our Chief Executive Officer and reviews the overall performance assessment of his direct reports, including all named executive officers.

If an executive’s performance and the relevant market data for their position indicate that an executive’s base salary is at the targeted pay level, no change is generally made to the executive base salary. By exception, our Compensation and Development Committee or Chief Executive Officer may determine that an individual executive’s base salary should be above (or below) the targeted zone due to extenuating factors. In this case the executive’s compensation may be outside the targeted zone. In 2006, our executive base salaries increased an average of 6.7% based on executives’ performance and market data.

Targeted Incentive Bonus.  Based on external market data, job level, and our compensation program philosophy, each executive is assigned an annual target incentive bonus amount. The incentive bonus is designed to be a significant portion of executive compensation in order to create and maintain a significant incentive for our executives to achieve or exceed our strategic and annual objectives. The incentive bonus target when paid at 100% of plan is targeted to be at the fiftieth to seventy-fifth percentile of the market data. By targeting the potential (target) incentive bonus to be between the fiftieth to seventy-fifth percentile, we encourage our executives to achieve higher levels of performance. When a higher level of performance is achieved, the executive receives an above average payout. At the end of 2006, our average executive target incentive bonus amounts are at approximately the fiftieth percentile of the market data. In 2006, average actual bonus payout for the executives was approximately 65% of the targeted bonus amount. The actual bonus paid out in the most recent complete year of data as a percentage of actual bonus paid in the peer group companies is approximately 33%.

Our incentive bonus target is expressed as a dollar amount and the incentive bonus pool for executives as well as all employees is funded based on our ability to reach the established goals for operating income. Goals for operating income as well as other financial objectives are established at the beginning of each year through our annual operating plan process and the goals are reviewed and approved by our Board of Directors. If we fully reach our objective for operating income, the incentive bonus pool is funded at 100% of the targeted amount. If we underachieve or over-achieve our objective for operating income, the bonus pool is adjusted accordingly. The Compensation and Development Committee establishes the maximum payout which could be made on an annual basis at the beginning of the year. For example, the maximum payout which could have been made in 2006 was two times the targeted amount. The Committee has discretion to make adjustments on maximum payouts and individual bonuses. Our other employees also participate in a bonus program with targeted annual bonus amounts based on the level of their position in the organization.

Actual results for our operating income determine the available bonus pool. This incentive bonus pool is calculated by our Finance department with review and approval by our Compensation and Development Committee on a semi-annual basis along with any actual payouts to each executive including our Chief Executive Officer. Our Vice President of Human Resources calculates the proposed bonus payout amounts based on the bonus pool, performance results, and the individual executive’s bonus target. The calculation of an individual executive’s bonus is based on the calculated bonus pool times performance against corporate objectives (weighted 50%) and performance against department/individual objectives (weighted 50%). Our objectives are defined in the annual operating plan and approved by our Board of Directors. Department/individual objectives are reviewed and approved by the Committee and our Chief Executive Officer. The department and individual performance objectives include both quantitative and subjective metrics. Individual executive bonus amounts paid out vary depending on the department and individual results. The Committee reviews and approves our Chief Executive Officer’s assessment of executive performance and the proposed executive bonus amounts to be paid to each executive. The Committee assesses performance of our Chief Executive Officer and determines the amount of bonus to be paid to our Chief Executive Officer based on the same calculation used for other executives. The incentive bonuses of all company management are designed and managed using a similar performance based program with 50% of the incentive bonus payout based on our objectives and 50% of the bonus based on team objectives. For the year 2006, the bonus pool payout for all eligible employees was approximately 65% of the annual target amount. This is the same percentage bonus pool paid for executives including our Chief Executive Officer.

Targeted Total Cash Compensation.  The targeted total cash compensation for an executive is the total of the base salary amount plus the targeted incentive bonus amount. An executive’s targeted total cash compensation is designed to be approximately equal (i.e. fiftieth percentile) to the median market data for their specific position when all of our, department, and individual objectives are completely met. The market data and the peer group of companies is the same as used for benchmarking executive base salary and incentive bonus target amounts. When annual performance and results do not meet the objectives, the total cash compensation amount paid to an executive is less than the target amount for that year. When annual performance and results exceed objectives, the total cash compensation amount may exceed the target amount for that year but is subject to the bonus cap stated earlier.

To ensure alignment of executive compensation with our business objectives and performance, our Chief Executive Officer and his direct reports establish the performance objectives and goals at the corporate, department and individual levels at the beginning of each fiscal year. Our performance objectives (as used for incentive bonus) are reviewed and approved by our Compensation and Development Committee. The objectives and goals are quantifiable and aligned with our strategic and annual business plans. Our corporate objectives and strategic plans and progress toward these objectives are regularly reviewed by our Board of Directors and the Committee. In 2006, corporate objectives related to revenue, operating income, gross margin, and design wins were established and used to measure our overall performance. Department and individual objectives were based on the individual executives’ roles but were aligned with corporate objectives and strategy.

Our Chief Executive Officer reviews each individual executive’s performance against the defined performance objectives during the year. Annual performance of each executive is summarized in a formal written performance review at the end of each fiscal year. The performance level is used as the basis for any base salary adjustments and equity grants. Performance and results against stated objectives for each executive are reported to our Compensation and Development Committee semi-annually as part of the review and calculation of the incentive bonuses program.

Incentive.  Stock option and restricted stock awards are made to executives under the RadiSys Corporation 1995 Stock Incentive Plan. We believe that our long-term performance is increased by encouraging ownership by the executives and all employees through the use of stock-based grants. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd annual anniversary of the date of grant which has been our traditional vesting schedule approved by our Board of Directors and we believe to be based on prevalent market practice and benchmark survey data. The term of each option grant is seven years. Grants of restricted stock awards become vested for one-third of the award shares on each annual anniversary of the date of grant. The annual equity grant made to each executive is made up of approximately 50% stock options and 50% restricted stock. The ratio of stock option grant to restricted stock grant was based on the input of consultants and a review of market trends.

The targeted objective of our Compensation and Development Committee is to provide equity grants to executives that are at approximately the fiftieth to seventy-fifth percentile of market data for peer group companies in order to motivate leadership and management behavior which drives our success and desired results for all shareholders. Actual grants are generally within this targeted zone of market data but may vary depending on the executive’s performance level, need to retain, time since previous grant, and other factors. Market data on equity grants to executives at similar sized high tech companies is reviewed and analyzed annually. The retention value of the cumulative grants for each executive is reviewed as part of the overall analysis to ensure that the value of unvested equity grants is sufficient to provide retention and performance incentive for the executive in future years. The retention value is measured based on the value of total equity as a multiple of annual base salary.

Any new hire equity grants to newly hired executives and annual (“refresher”) grants to existing executives are reviewed and approved by our Compensation and Development Committee using the above mentioned factors of market data, the total retention value, and the executive’s level of contribution in determining the equity grant amount.

Executives are expected to acquire and hold a minimum number of shares equal to one year of their annual base salary. The minimum amount is expected to be reached within three to five years from joining us or being promoted to an executive role. Of the five named executive officers, two have already reached this ownership goal and three are within the three to five year period to reach this goal. Non-employee directors are expected to acquire and hold a minimum of 5,000 shares or $100,000 worth of our common stock, whichever is the lesser value, and that minimum amount is expected to be reached within three to five years of becoming a director.

Executive and Employee Benefits.  RadiSys provides employee benefit programs to executive officers which are the same as those benefits provided to other employees in the same country. Our U.S. based employee benefit programs include medical/dental/vision plans, Employee Stock Purchase Plan, 401(k) plan, tuition reimbursement, life insurance, short term disability and long term disability. Employee benefit programs are targeted to be approximately at the fiftieth to sixtieth percentile of market data of employee benefit programs for similar high tech companies using the same survey firm used for executive compensation data. Our employee benefit programs are benchmarked at least annually to ensure that program design is contemporary and cost effective. Significant initiatives have been undertaken in the last several years to maintain or improve the cost effectiveness of our health care benefits given rising industry costs. The changes to employee benefit programs are applied consistently across the entire employee population including executives. At the end of 2006, our employee benefit programs benchmarked to be approximately sixty to sixty-fifth percentile of market data.

Our executives, directors and director level equivalents (i.e. employees who are classified as a principal) and members of our Board of Directors are eligible to participate in the RadiSys Corporation Deferred Compensation Plan. The Deferred Compensation Plan provides eligible participants the opportunity to defer up to 100% of their compensation. Participation is voluntary and any contributions are credited to the Deferred Compensation Plan on the date they would otherwise have been paid to the participant. We make no matching contributions to the Deferred Compensation Plan, except our contributions that are contributed to the Deferred Compensation Plan when needed to restore the match lost in our 401(k) plan due to the effect of participation in the Deferred Compensation Plan. Participants select from the funds available under the Plan. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. The gains or losses of participants in the Deferred Compensation Plan based on their investment choices are not a factor in determining an executive’s base, incentive bonus target, equity, or any other forms of reward or recognition.

We do not provide any executive perquisites such as club memberships, pension plans, automobile allowances, or dwellings for personal use. Relocation packages to newly hired executives and other newly hired employees are defined within our hiring policy and are based on standard market practices for employee relocation.

Section IV: Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1,000,000 per person the amount that we may deduct for compensation paid to our Chief Executive Officer and four highest compensated officers who are named executive officers (other than the Chief Executive Officer) in any year. The levels of salary and annual cash incentive bonus we generally pay to our executive officers do not exceed this limit. In addition, Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. The stock options granted to executive officers under the RadiSys Corporation 1995 Stock Incentive Plan are considered performance based for purposes of Section 162(m) and are therefore not subject to the $1,000,000 limitation. The intent of our Compensation and Development Committee is to design compensation that will be deductible without limitation, where doing so will further the purposes of our executive compensation program. The Committee will, however, take into consideration various other factors described in this CD&A, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax-deductible.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued for services to us in all capacities for the last fiscal year for:

•	the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal year 2006; and

•	the executive officers other than the Chief Executive Officer and Chief Financial Officer whose total compensation exceeded $100,000 and who were serving as executive officers at the end of fiscal year 2006.

The above individuals are referred to hereafter as the “named executive officers.”

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	($)	($)	(1)(2) ($)	(1)(3) ($)	($)	(4) ($)	(5) ($)	($)

Scott Grout	2006	434,385	—	283,007	459,233	218,400	—	7,860	1,402,885
President &
Chief Executive Officer
Brian Bronson	2006	189,877	13,000	53,586	115,185	54,100	—	7,344	433,092
Chief Financial Officer
Julia Harper	2006	263,269	—	76,880	220,876	91,400	—	8,062	660,487
VP Corporate Operations
Keith Lambert	2006	217,854	—	70,952	191,281	65,600	—	7,472	553,159
VP Operations &
Manufacturing
Christian Lepiane	2006	226,123	—	81,115	187,983	118,600	—	7,547	621,368
VP Worldwide Sales

(1)	The amounts included in the Stock Awards and Option Awards columns include stock-based compensation cost we recognized in fiscal 2006 in accordance with Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment” (“Stock-based Compensation Cost”). We continue to use the Black-Scholes model to measure the grant date fair value of stock options and ESPP shares. The grant date fair value of stock options that are expected to vest is recognized on a straight-line basis over the requisite service period, which is equal to the option vesting period which is, generally, 3 years. The grant date fair value of ESPP shares that are expected to vest is recognized on a straight-line basis over the requisite service period, which is generally, 18 months, subject to modification at the date of purchase due to the ESPP look-back feature. For a discussion of the valuation assumptions used to value the options and shares purchased or to be purchased under the ESPP, see Note 18 to our 2006 Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2006. We compute the grant date fair value of restricted stock granted as the closing price of our shares as quoted on the Nasdaq Global Market on the date of grant or the first date of the underlying service period, whichever occurs first. The grant date fair value of restricted shares that are expected to vest is recognized on a straight-line basis over the requisite service period, which is 3 years. Prior to the second quarter of 2005, we issued equity instruments in the form of stock options and ESPP shares only.

(2)	The amounts included in the Stock Awards column include Stock-based Compensation Cost we recognized in fiscal 2006 related to unvested restricted share awards for which the first date of the underlying service period occurred during 2006 or in prior years.

(3)	The amounts included in the Option Awards column include Stock-based Compensation Cost we recognized in fiscal 2006 related to unvested stock option awards and the ESPP. In 2004, in an effort to reduce the amount of Stock-based Compensation Cost that we would include in its financial statements after the effective date of SFAS 123R or January 1, 2006, our Compensation & Development Committee approved an acceleration of vesting of those non-director employee stock options with an option price greater than $15.99, which was greater than the fair market value of the shares on that date ($14.23). Approximately 1.1 million options with varying remaining vesting schedules were subject to the acceleration and became immediately exercisable. Historically, we have not accelerated the vesting of employee stock options. As a result of the acceleration, we estimate that Stock-based Compensation Costs for 2006 were reduced by approximately $381 thousand, $87 thousand, $197 thousand, $101 thousand and $180 thousand related to stock options granted to Scott Grout, Brian Bronson, Julia Harper, Keith Lambert and Christian Lepiane, respectively.

(4)	The Summary Compensation Table only requires disclosure of above-market or preferential returns on Nonqualified Deferred Compensation. The Nonqualified Deferred Compensation table below discloses all earnings under our Non-Qualified Deferred Compensation Plan during 2006. Participants make voluntary contributions to their accounts and in some cases we make matching contributions to the extent that a participant loses the Company match in our 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under the Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Summary Compensation Table.

(5)	Consists of the value of 401(k) matching contributions and the taxable value of life insurance benefits. Executive officers do not receive any other perquisites, personal benefits, or property.

GRANTS OF PLAN BASED AWARDS

										Full	Exercise
			Estimated Future Payouts				Estimated Future Payouts			Grant	or Base
			Under Non-Equity Incentive				Under Equity Incentive Plan			Date	Price of
			Plan Awards(2)				Awards			Fair	Option
	Grant	Approval	Threshold	Target	Maximum		Threshold	Target	Maximum	Value	Awards
Name	Date(1)	Date	($)	($)	($)		(#)	(#)	(#)	($)	($/sh)

Scott Grout	5/2/2006	4/26/2006					—	52,000	—	557,617	20.75
	5/2/2006	4/26/2006					—	17,500	—	363,125	N/A
			—	328,300	—	(4)
Brian Bronson	5/2/2006	4/26/2006					—	16,400	—	175,864	20.75
	5/2/2006	4/26/2006					—	5,400	—	112,050	N/A
	11/6/2006	10/24/2006					—	36,000	—	325,080	18.34
	1/1/2007 (3)	10/24/2006					—	12,000	—	220,080	N/A
			—	121,000	—	(4)
Julia Harper	5/2/2006	4/26/2006					—	30,500	—	327,064	20.75
	5/2/2006	4/26/2006					—	10,100	—	209,575	N/A
			—	160,000	—	(4)
Keith Lambert	5/2/2006	4/26/2006					—	18,600	—	199,455	20.75
	5/2/2006	4/26/2006					—	6,200	—	128,650	N/A
			—	100,000	—	(4)
Christian Lepiane	5/2/2006	4/26/2006					—	25,300	—	271,302	20.75
	5/2/2006	4/26/2006					—	8,400	—	174,300	N/A
			—	140,500	—	(4)

(1)	Grant Date applies only to grants of equity awards.

(2)	Represents estimated payouts during 2007 fiscal year.

(3)	Represents grant of restricted stock upon being named Chief Financial Officer on November 6, 2006. Grant was made January 1, 2007, pursuant to our practices. Vesting schedule and fair market value of the award are based on November 6, 2006 date.

(4)	The maximum payout amount has not yet been determined for 2007.

Narrative Description of Additional Material Factors — Summary Compensation Table & Grants of Plan-Based Awards Table

Equity Incentive Plans:  Stock option and restricted stock awards are made under the RadiSys Corporation 1995 Stock Incentive Plan. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd annual anniversary of the date of grant. The term of each option grant is seven years. No consideration is payable by the named executive for grants of restricted stock awards. Grants of restricted stock awards become vested for one-third of the award shares on each annual anniversary of the date of grant.

The grant dates for equity awards during 2006 were established by our Compensation and Development Committee during meetings prior to each grant date.

Non-Equity Incentive Plans:  We maintain a cash-based, pay-for-performance annual Incentive Compensation Plan in which executive officers are eligible for potential cash bonuses, dependent upon the level of achievement of the stated corporate goals and personal/team performance goals, calculated on the basis of a fixed semi-annual target dollar amount. Depending on the achievement of the stated corporate goals and personal/team performance goals, the bonus may be less than or greater than the target bonus.

The actual bonus payouts are calculated and paid semi-annually. Bonuses earned between January 1 — June 30 are generally paid in early August; bonuses earned between July 1 — December 31 are generally paid the following February. Our Compensation and Development Committee determines the actual bonuses based initially on our achievement of certain financial objectives that are based on our annual targeted operating plan approved by our Board of Directors. For 2006 and previous years, the Committee used operating income as the financial objective to determine funding of the bonus pool.

The operating income percentage is determined at the end of semi-annual period. The operating income percentage payout multiplied by the target bonus for each executive officer determines the initial calculation of the executive’s semi-annual bonus. The Committee then reviews additional information we provided on the individual executive’s performance and his or her teams’ collective performance, and may make subjective adjustments to the initial calculation.

Depending upon actual personal/team performance results, as determined by the Committee, an executive’s final bonus payout may be above or below the initial calculation. However, generally, the aggregate amount of bonuses paid to all executive officers will not exceed that calculated by the formula stated above, which represents the bonus funding pool.

Assumptions:  The target annual bonus amounts listed above represent the annual bonus target for each officer as of January 1, 2007 and represent the annual bonus amount that may be earned by the executive in 2007 if we meet our 2007 annual operating income goals, and if each officer achieves his or her personal/team performance goals, as determined by our Compensation and Development Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)						Stock Awards(1)
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
								Market	Plan	Market
								Value	Awards:	or
				Equity				of	Number	Payout
				Incentive			Number	Shares	of	Value or
				Plan			of	or	Unearned	Unearned
				Awards:			Shares	Units	Shares,	Shares,
				Number of			or Units	of	Units or	Units or
	Number of		Number of	Securities			of Stock	Stock	Other	Other
	Securities		Securities	Underlying			that	That	Rights	Rights
	Underlying		Underlying	Unexercised	Option		Have	Have	That	That
	Unexercised		Unexercised	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	Options		Options	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)		(#)	(#)	($/share)	Date	(#)	($)	(#)	($)

	Exercisable		Unexercisable
Scott Grout	—		52,000	—	20.75	5/2/2013	17,500	291,725	—	—
	26,387		23,613	—	14.23	5/2/2012	16,667	277,839	—	—
	45,833		4,167	—	15.13	2/9/2012	6,667	111,139	—	—
	100,000		—	—	19.12	3/15/2011	—	—	—	—
	70,000		—	—	3.79	7/9/2009	—	—	—	—
Brian Bronson	—		36,000	—	18.34	11/6/2013	2,000	33,340	—	—
	—		16,400	—	20.75	5/2/2013	5,400	90,018	—	—
	3,889		9,444	—	14.23	5/2/2012	12,000	200,040	—	—
	7,500		—	—	22.31	4/20/2011	—	—	—	—
	10,000		—	—	19.12	3/15/2011	—	—	—	—
	9,603	(2)	—	—	21.28	3/1/2011	—	—	—	—
	5,000		—	—	17.461	4/10/2009	—	—	—	—
	4,250		—	—	16.76	3/20/2009	—	—	—	—
	380	(3)	—	—	19.99	7/17/2008	—	—	—	—
Julia Harper	—		30,500	—	20.75	5/2/2013	10,100	168,367	—	—
	28,604		25,596	—	14.23	5/2/2012	3,334	55,578	—	—
	50,000		—	—	19.12	3/15/2011	—	—	—	—
	19,000		—	—	7.039	1/28/2010	—	—	—	—
	5,140		—	—	5.33	10/17/2009	—	—	—	—
	15,000		—	—	12.26	7/16/2009	—	—	—	—
	5,000		—	—	19.49	1/11/2009	—	—	—	—
Keith Lambert	—		18,600	—	20.75	5/2/2013	6,200	103,354	—	—
	20,965		23,235	—	14.23	5/2/2012	4,667	77,799	—	—
	22,500		—	—	19.12	3/15/2011	—	—	—	—
	16,500		—	—	17.58	9/15/2010	—	—	—	—
	20,000		—	—	19.49	1/11/2009	—	—	—	—
	875	(3)	—	—	19.99	7/17/2008	—	—	—	—
Christian Lepiane	—		25,300	—	20.75	5/2/2013	8,400	140,028	—	—
	22,799		20,401	—	14.23	5/2/2012	4,667	77,799	—	—
	75,000		—	—	17.58	9/15/2010	—	—	—	—

(1)	Unless otherwise noted, grants of option awards become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd annual anniversary of the date of grant. Grants of restricted stock awards become vested for one-third of the award shares on each annual anniversary of the date of grant.

(2)	Option award is 100% vested due to vesting acceleration on 11/12/2004.

(3)	Option award became 100% vested 5.60 months following grant date of 7/17/2001.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Scott Grout	125,000	2,160,357	11,666	259,902
Brian Bronson	8,738	70,472	1,000	21,650
Julia Harper	38,360	256,894	1,666	36,069
Keith Lambert	44,042	453,458	2,333	50,509
Christian Lepiane	—	—	2,333	50,509

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate
	in Last Fiscal	in Last Fiscal	in Last	Withdrawals/	Aggregate Balance at
	Year	Year	Fiscal Year	Distributions	Last Fiscal Year End
Name	($)	(1) ($)	($)	($)	($)

Scott Grout	46,708	0	29,301	0	201,455
Brian Bronson	—	—	—	—	—
Julia Harper	141,608	403	47,969	0	499,300
Keith Lambert	82,291	0	8,020	0	90,311
Christian Lepiane	9,648	0	36,392	0	289,592

(1)	The amounts reported in this column are also included in the Summary Compensation Table above in the column “All Other Compensation”.

Narrative Disclosure Describing Material Factors:

Executive contributions may be made from salary, sales commission payments and/or incentive bonus. A maximum of 90% of salary and 100% of sales commission payments and/or incentive bonus may be deferred. Employee contributions are credited on the date they would otherwise have been paid to the participant. We only make contributions to the Deferred Compensation Plan in situations where such contributions are needed to restore any match lost in the 401(k) plan due to the effect of participation in the Deferred Compensation Plan. Any such matching contributions are credited as soon as practicable upon the end of the plan year.

Participants elect to benchmark earnings to the performance of the market funds available to them under our Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan.

Aggregate Distributions are any distributions made to a participant from commencement of participation in the Non-Qualified Deferred Compensation Plan. Distributions are made as the participant elects during open enrollment prior to the deferral period. Distributions may be made at a date while still employed or upon separation of service, in annual installments or as a lump sum.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Based on our philosophy on pay for performance, our Compensation and Development Committee has adopted a guideline on severance and change of control agreements which is that we provide written severance or change of control agreements for our executive officers only if special business needs require the use of an agreement for other executive roles. The purpose of the guideline is to create these agreements where they are based on business need.

On February 27, 2007, we and each of Scott C. Grout, Julia A. Harper, Keith Lambert, Brian Bronson and Christian Lepiane entered into Amended and Restated Executive Change of Control Agreements.

The Change of Control Agreements define the benefits each executive named above would receive in connection with certain change of control, or potential change of control, events coupled with their loss of employment.

The primary purposes of the amendments to the Change of Control Agreements were to make the Change of Control Agreements compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the related proposed regulations and other guidance, including provisions specifying the timing of payments and distributions to the executives named above, and to include other technical amendments. The Change of Control Agreements also contain other changes, including changes to provide more consistency and uniformity among the agreements.

Scott C. Grout’s Change of Control Agreement provides that if we terminate Mr. Grout’s employment with us (other than for cause, death or disability) or if he terminates his employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Mr. Grout is entitled to receive severance pay in a cash amount equal to 12 months of Mr. Grout’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such a termination, Mr. Grout would receive 25% of the severance pay upon termination and the remaining 75% would be paid in periodic payments on regular paydays over 12 months so long as during the period of remaining payments Mr. Grout does not serve as or become a director, officer, partner, limited partner, employee, agent, representative, material stockholder, creditor, or consultant of or to, or serve in any other capacity with any business worldwide that shall in any manner (1) engage or prepare to engage in any business which competes directly with us or (2) solicit, hire, or otherwise assist in any effort that attempts to employ or otherwise utilize the services of any of our employees. However, these severance payments will be accumulated and shall not be payable until the day that is 6 months and one day from the date of termination of Mr. Grout’s employment. Upon such termination, and in addition to severance pay, Mr. Grout is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Grout shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Grout to exercise such stock options and stock appreciation rights for a period of time equal to the shorter of (i) the period of 90 days after the date of Mr. Grout’s termination; or (ii) the longer of (A) the period ending on the 15th day of the 3rd calendar month following the date at which the stock option or stock appreciation right would otherwise have expired due to Mr. Grout’s termination; or (B) December 31 of the calendar year in which the stock option or stock appreciation right would otherwise have expired due to Mr. Grout’s termination. Had the Change of Control Agreement been in effect and a triggering event occurred on December 29, 2006, the last business day of our last completed fiscal year, such that Mr. Grout would become entitled to benefits under his Change of Control Agreement, Mr. Grout would have been entitled to severance payments totaling $442,900, options to acquire 79,780 shares would have accelerated and vested with an intrinsic value of $64,033, restricted stock with a market value of $680,703 would have accelerated and vested and he would be entitled to receive 12 months of COBRA benefits with an estimated value of $15,440, assuming that insurance premiums remain at the amount in effect on such date. Of the accelerated options, 52,000 would have had an exercise price greater than the closing market price on such date.

On September 19, 2002, we entered into an Employment Agreement including Severance Agreement with Scott C. Grout. If Mr. Grout’s employment with us is terminated other than for cause and contingent on Mr. Grout signing the Release Agreement, Mr. Grout is entitled to receive severance pay in a lump sum cash amount equal to 12 months of Mr. Grout’s annual base pay at the rate in effect immediately before the date of termination. Had Mr. Grout’s employment been terminated by us without cause, and if he had signed a release agreement, on December 29, 2006, the last business day of our last completed fiscal year, Mr. Grout would have become entitled to a lump sum cash payment of $442,900.

Julia A. Harper’s Change of Control Agreement provides that if we terminate Ms. Harper’s employment with us (other than for cause, death or disability) or if she terminates her employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Ms. Harper is entitled to receive severance pay in a cash amount equal to 12 months of Ms. Harper’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, Ms. Harper is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Ms. Harper shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Ms. Harper to exercise such stock options and stock appreciation rights for a period of time equal to the shorter of (i) the period of 90 days after the date of Ms. Harper’s termination; or (ii) the longer of (A) the period ending on the 15th day of the third calendar month following the date at which the stock option or stock appreciation right would otherwise have expired due to Ms. Harper’s termination; or (B) December 31 of the calendar year in which the stock option or stock appreciation right would otherwise have expired due to Ms. Harper’s termination. Had the Change of Control Agreement been in effect and a triggering event occurred on December 29, 2006, the last business day of our last completed fiscal year, such that Ms. Harper would become entitled to benefits under her Change of Control Agreement, Ms. Harper would have been entitled to severance payments totaling $278,000, options to acquire 56,096 shares would have accelerated and vested with an intrinsic value of $62,454, restricted stock with a market value of $223,945 would have accelerated and vested and she would be entitled to receive 12 months of COBRA benefits with an estimated value of $7,863, assuming that insurance premiums remain at the amount in effect on such date. Of the accelerated options, 30,500 would have had an exercise price greater than the closing market price on such date.

Brian Bronson’s Change of Control Agreement provides for severance pay in a cash amount equal to 12 months of Mr. Bronson’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Mr. Bronson is entitled to receive the severance pay if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position greater than 25 miles from his current work location or a position of less total compensation (i.e., base salary plus bonus target), within three months before, or within 12 months after, a change of control. Upon such termination, and in addition to severance pay, Mr. Bronson is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Bronson shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Bronson to exercise such stock options and stock appreciation rights for a period of time equal to the shorter of (i) the period of 90 days after the date of Mr. Bronson’s termination; or (ii) the longer of (A) the period ending on the 15th day of the third calendar month following the date at which the stock option or stock appreciation right would otherwise have expired due to Mr. Bronson’s termination; or (B) December 31 of the calendar year in which the stock option or stock appreciation right would otherwise have expired due to Mr. Bronson’s termination. Had the Change of Control Agreement been in effect and a triggering event occurred on December 29, 2006, the last business day of our last completed fiscal year, such that Mr. Bronson would become entitled to benefits under his Change of Control Agreement, Mr. Bronson would have been entitled to severance payments totaling $261,000, options to acquire 61,844 shares would have accelerated and vested with an intrinsic value of $23,043, restricted stock with a market value of $123,358 would have accelerated and vested and he would be entitled to receive 12 months of COBRA benefits with an estimated value of $13,499, assuming that insurance premiums remain at the amount in effect on such date. Of the accelerated options, 52,400 would have had an exercise price greater than the closing market price on such date.

Keith Lambert’s Change of Control Agreement provides for severance pay in a cash amount equal to 12 months of Mr. Lambert’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Mr. Lambert is entitled to receive the severance pay if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position greater than 25 miles from his current work location, within three months before, or within twelve months after, a change of control. Had the Change of Control Agreement been in effect and a triggering event occurred on December 29, 2006, the last business day of our last completed fiscal year, such that Mr. Lambert would become entitled to benefits under his Change of Control Agreement, Mr. Lambert would have been entitled to severance payments totaling $219,700.

On February 27, 2007, we entered into an Executive Severance Agreement with Keith Lambert. Pursuant to the Executive Severance Agreement, among other things, if Mr. Lambert’s employment is terminated by us other than for cause, death or disability, and contingent on Mr. Lambert signing a release agreement, Mr. Lambert will be entitled to (i) a payment of nine months base pay, (ii) up to nine months of COBRA benefits, and (iii) incentive compensation plan payout, if any, for the first six months of the calendar year if termination occurs after June 1 of any year (to the extent payable). Had the Executive Severance Agreement been in effect and a triggering event occurred on December 29, 2006, the last business day of our last completed fiscal year, such that Mr. Lambert would become entitled to benefits under his Executive Severance Agreement, Mr. Lambert would have been entitled to severance payments totaling $164,775, and he would be entitled to receive 9 months of COBRA benefits with an estimated value of $10,124, assuming that insurance premiums remain at the amount in effect on such date.

Christian Lepiane’s Change of Control Agreement provides for severance pay in a cash amount equal to 9 months of Mr. Lepiane’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Mr. Lepiane is entitled to receive the severance pay if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position with a title of less than Vice President or greater than 25 miles from his current work location, within three months before, or within twelve months after, a change of control. Upon such termination, and in addition to severance pay, Mr. Lepiane is also entitled to receive COBRA benefits for 9 months. Had the Change of Control Agreement been in effect and a triggering event occurred on December 29, 2006, the last business day of our last completed fiscal year, such that Mr. Lepiane would become entitled to benefits under his Change of Control Agreement, Mr. Lepiane would have been entitled to severance payments totaling $172,275 and he would be entitled to receive 9 months of COBRA benefits with an estimated value of $6,139, assuming that insurance premiums remain at the amount in effect on such date.

On August 15, 2003, we entered into an Employment Agreement including Severance Agreement with Christian Lepiane. If we terminate Mr. Lepiane’s employment with us other than for cause and contingent upon Mr. Lepiane signing a release agreement, Mr. Lepiane is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Lepiane’s annual base pay at the rate in effect immediately before the date of termination. The payment would be made on the later of the date of termination or eight days after execution of the release agreement. Mr. Lepiane would also receive COBRA benefits for six months. Had Mr. Lepiane’s employment been terminated by us without cause, and if he had signed a release agreement, on December 29, 2006, the last business day of our last completed fiscal year, such that Mr. Lepiane would become entitled to a lump sum severance payment of $114,850 and he would be entitled to receive 6 months of COBRA benefits with an estimated value of $4,093, assuming that insurance premiums remain at the amount in effect on such date.

DIRECTOR COMPENSATION

						Change in
						Pension
						Value and
	Fees					Nonqualified
	Earned or				Non-Equity	Deferred
	Paid in	Stock	Option		Incentive Plan	Compensation	All Other
	Cash	Awards	Awards		Compensation	Earnings	Compensation	Total
Name	($)	(1) ($)	(1) ($)		($)	($)(2)	($)	($)

Ken Bradley	29,000	—	82,782	(3)	—	—	—	111,782
Richard J. Faubert	32,000	—	82,782	(4)	—	8,395	—	123,177
C. Scott Gibson	67,000	—	82,782	(5)	—	12,673	—	162,455
William W. Lattin	32,000	—	82,782	(6)	—	—	—	114,782
Kevin C. Melia	35,000	—	82,782	(7)	—	—	—	117,782
Carl W. Neun	34,000	—	82,782	(8)	—	—	—	116,782
Lorene K. Steffes	33,000	—	74,986	(9)	—	—	—	107,986

(1)	The amounts included in the “Option Awards” column are the amounts of compensation cost we recognized in fiscal 2006 related to stock option awards in fiscal 2006 and prior years, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 18 to our 2006 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(2)	The Director Compensation Table only requires disclosure of above-market or preferential returns on Nonqualified Deferred Compensation. The Nonqualified Deferred Compensation table above discloses all earnings under our Non-Qualified Deferred Compensation Plan during 2006. Participants make voluntary contributions to their accounts and in some cases we make matching contributions to the extent that a participant loses the Company match in our 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under the Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Director Compensation Table.

(3)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Bradley in fiscal 2006 was $106,717. As of December 31, 2006, Mr. Bradley had 35,000 options outstanding, of which 25,000 were exercisable.

(4)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Faubert in fiscal 2006 was $106,717. As of December 31, 2006, Mr. Faubert had 52,550 options outstanding, of which 42,550 were exercisable.

(5)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Gibson in fiscal 2006 was $106,717. As of December 31, 2006, Mr. Gibson had 45,000 options outstanding, of which 35,000 were exercisable.

(6)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Lattin in fiscal 2006 was $106,717. As of December 31, 2006, Mr. Lattin had 40,000 options outstanding, of which 30,000 were exercisable.

(7)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Melia in fiscal 2006 was $106,717. As of December 31, 2006, Mr. Melia had 35,000 options outstanding, of which 25,000 were exercisable.

(8)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Mr. Neun in fiscal 2006 was $106,717. As of December 31, 2006, Mr. Neun had 30,000 options outstanding, of which 20,000 were exercisable.

(9)	The grant date fair value, pursuant to FAS 123R, of the stock option award issued to Ms. Steffes in fiscal 2006 was $106,717. As of December 31, 2006, Ms. Steffes had 25,000 options outstanding, of which 15,000 were exercisable.

Narrative Disclosure of Director Compensation

Stock option grants to each of our non-employee directors during fiscal year 2006 were for 10,000 shares each, valued at $10.6717 per share.

Each director who is not employed by us is compensated as follows:

Director Annual Retainer	$25,000
Chairman of the Board Annual Retainer	$57,000
Committee Chairman (other than Audit Committee)	$7,000
Audit Committee Chairman	$9,000
Committee Membership (other than Audit Committee)	$4,000
Audit Committee Membership	$6,000

Directors are also reimbursed for reasonable expenses incurred in attending meetings.

In October 2006, our Board of Directors and its Compensation and Development Committee approved, effective January 1, 2007, an increase in annual cash compensation of $2,000 for each of the Chairmen of the Compensation and Development Committee and the Audit Committee.

Pursuant to the terms of the RadiSys Corporation 1995 Stock Incentive Plan, each individual who becomes a non-employee director after August 7, 1995 is automatically granted, on the date the individual joins the Board of Directors, an initial non-statutory stock option to purchase 15,000 shares of our common stock. An individual who becomes the Chairman of the Board receives an initial non-statutory stock option to purchase 30,000 shares of our common stock. If the non-employee director’s employer prohibits the non-employee director from receiving such a grant, no such grant is made until the time, if ever, when the employer restrictions are removed. In addition, each of our non-employee directors were automatically granted an annual non-statutory stock option to purchase 10,000 shares of common stock, beginning in the calendar year following the year in which the non-employee director was granted the initial non-statutory stock option to purchase 15,000 shares of our common stock. The exercise price of options automatically granted to non-employee directors is the fair market value of our common stock on the date of grant, the term of each option is ten years and each option is exercisable in full on the date one year following the grant of the option. Non-employee directors are expected to acquire and hold a minimum of 5,000 shares or $100,000 worth of our common stock, whichever is the lesser value, and that minimum amount is expected to be reached within three to five years of becoming a director. Of our non-employee directors, four have already reached this ownership goal and three are within the three to five year period to reach this goal. Directors who are our employees receive no separate compensation as directors.

Our Board of Directors is eligible to participate in the RadiSys Corporation Deferred Compensation Plan. The Deferred Compensation Plan provides the members of our Board of Directors the opportunity to defer up to 100% of compensation (includes annual retainer and committee fees). Contributions by the members of our Board of Directors are credited on the date they would otherwise have been paid to the participant. We make no contributions on behalf of our Board of Directors’ members who participate in the Deferred Compensation Plan.

Participants select from among the fund(s) available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance.

CORPORATE GOVERNANCE

Our Board of Directors has affirmatively determined that each of C. Scott Gibson, Ken J. Bradley, Richard J. Faubert, Dr. William W. Lattin, Kevin C. Melia, Carl W. Neun, and Lorene K. Steffes are “independent directors” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards and, therefore, a majority of our Board of Directors is currently independent as so defined. Dr. Lattin is also a member of the Board of Directors of Merix Corporation which builds Printed Circuit Boards for us. We do not view Dr. Lattin’s position with Merix Corporation as a conflict of interest or as a material relationship which would prevent him from being an independent director.

We have implemented corporate governance policies that are designed to strengthen the accountability of our Board of Directors and management team, thereby aimed to achieve long-term shareholder value.

Our Board of Directors has adopted a Code of Ethics applicable to each of our directors, officers, employees and agents including our Chief Financial Officer or persons performing similar functions. Our Code of Ethics is available on our website at www.radisys.com under Investor Relations/Corporate Governance.

In addition, our Board of Directors has implemented a process whereby shareholders may send communications directly to its attention. Any shareholder desiring to communicate with our Board of Directors, or one or more members of our Board of Directors, should communicate in writing addressed to our Corporate Secretary. Our Corporate Secretary has been instructed by our Board of Directors to promptly forward all such communications to the specified addressees. Shareholders should send communications directed to our Board of Directors to 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary.

Our Board of Directors held five regularly scheduled board meetings during the fiscal year ended December 31, 2006 and had one telephonic special board meeting. Independent directors meet on a regularly scheduled basis in executive session without our Chief Executive Officer or other members of the our management present. The Chairman of the Board presides at these meetings.

Each director attended at least 75% of the aggregate of the regularly scheduled meetings of our Board of Directors and the committees of which he or she was a member. We encourage, but do not require, our Board of Directors’ members to attend the annual shareholders meeting. Last year, all of our directors attended the annual shareholders meeting.

Board Committees

Audit Committee.

We maintain an Audit Committee consisting of Carl W. Neun as Chairman, C. Scott Gibson and Kevin C. Melia which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. All of the members of the Audit Committee are “independent directors” within the meaning of the Nasdaq Global Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. In addition, our Board of Directors has determined that all three members of the Audit Committee, C. Scott Gibson, Kevin C. Melia and Carl W. Neun, qualify as “audit committee financial experts” as defined by the SEC in Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933 and are independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934. C. Scott Gibson qualifies as an audit committee financial expert by virtue of his service on our audit committee since 1992, the audit committee of Pixelworks, Inc. since 2002, and past service on the audit committees of Inference Corp. and Integrated Measurement Systems. Additionally, Mr. Gibson received an M.B.A. in Finance from the University of Illinois in 1976 and served as CFO and Senior VP Operations for Sequent Computer Systems from 1983 to 1984. Further, from 1985 to March 1992, the CFO of Sequent Computer Systems reported to Mr. Gibson. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to corporate accounting, our reporting practices and the quality and integrity of our financial reports; compliance with law and the maintenance of our ethical standards; and our the effectiveness of our internal controls. The full responsibilities of our Audit Committee are set forth in its charter, a copy of which can be found on our website at www.radisys.com under Investor Relations/Corporate Governance. Our Audit Committee met eight times in the last fiscal year. For additional information about our Audit Committee, see “Audit Committee Report.”

Compensation and Development Committee.

We maintain a Compensation and Development Committee consisting of Dr. William W. Lattin as Chairman, Ken J. Bradley, C. Scott Gibson and Lorene K. Steffes, all of whom are independent directors within the meaning of the Nasdaq Global Market listing standards. None of the members of our Compensation and Development Committee are our current or former officers or employees. The Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to our compensation policies and benefit plans, particularly policies relating to executive compensation and performance. The Chair of the Committee reports and reviews the Committee’s activities and decisions with our Board of Directors on a regular basis. The Committee met twelve times in the last fiscal year.

The Compensation and Development Committee is responsible for the design and management of our executive compensation programs as well as our philosophy and programs for all employee compensation, benefit, and development programs on a worldwide basis. The Committee maintains a written charter, which is formally reviewed by the Committee on an annual basis and is revised as needed. Our Board of Directors regularly reviews the Committee charter and any changes made by the Committee. The charter was last reviewed and updated in October 2006 and is available on our Internet website at www.radisys.com under Investor Relations/Corporate Governance.

Our Compensation and Development Committee annually reviews and establishes executive compensation levels and makes equity grants to our officers under the RadiSys Corporation 1995 Stock Incentive Plan. The Committee has delegated its responsibility for approving non-executive employee new hire and refresher equity grants (up to a maximum option grant of 10,000 shares per individual) to our Chief Executive Officer and President, Scott Grout.

In establishing our executive compensation, our Compensation and Development Committee regularly reviews and uses data, analysis, and recommendations from internal staff, outside salary survey sources, and, as requested by the Committee, external consultants. In 2005 the Committee engaged the consulting services of Compensation Strategies in Chicago, Illinois to review our equity and long term incentive programs for the executives and to make recommendations. The consultants attended Committee meetings and presented market data and their recommendations. The Committee made changes to our equity program based on these recommendations. In the same year, Compensation Strategies also reviewed the base salary, incentive bonus targets, and total cash compensation of the executive team against then current market data and determined that executive compensation was within the stated objectives of the Committee. The Committee did not engage outside consultants in 2006.

Our Compensation and Development Committee maintains a formal annual calendar and annual plan to guide the timing of the Committee’s review, analysis, and decision making related to our compensation, benefits, and development programs. Our Chief Executive Officer and Vice President of Human Resources provide inputs and recommendations to the Committee on matters of executive compensation. Under the supervision of the Committee, our Chief Executive Officer and Vice President of Human Resources have responsibility for the execution of our compensation philosophy and related compensation elements.

Nominating and Governance Committee.

We maintain a Nominating and Governance Committee consisting of Richard J. Faubert as Chairman, Kevin C. Melia and Lorene K. Steffes, all of whom are independent directors within the meaning of the Nasdaq Global Market listing standards. The Committee met four times in the last fiscal year. The Committee (i) recommends for our Board of Director’s selection the individuals qualified to serve on our Board of Directors (consistent with criteria that our Board of Directors has approved) for election by shareholders at each annual meeting of shareholders to fill vacancies on our Board of Directors, (ii) develops and recommends to our Board of Directors, and assesses our corporate governance policies, and (iii) oversees the evaluations of our Board of Directors. The full responsibilities of the Committee are set forth in its charter, a copy of which is posted on our website at www.radisys.com under Investor Relations/Corporate Governance. Our Board of Directors considers the recommendations of the Committee with respect to the nominations of directors to our Board of Directors, but otherwise retains authority over the identification of nominees. Candidates to serve on our Board of Directors are considered based upon various criteria, such as ethics, business and professional activities, relevant business expertise, available time to carry out our Board of Directors’ duties, social, political and economic awareness, health, conflicts of interest, service on other boards and commitment to our overall performance. The Committee will make an effort to maintain representation on our Board of Directors of members who have substantial and direct experience in areas of importance to us.

Director Nomination Policy

The Nominating and Governance Committee will consider nominees recommended by our shareholders holding no less than 10,000 shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation. A shareholder that desires to recommend a candidate for election to our Board of Directors shall direct his or her recommendation in writing to RadiSys Corporation, Attention: Corporate Secretary, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the recommending shareholder’s ownership of the our common stock. In addition, the recommendation shall also contain a statement from the recommending shareholder in support of the candidate, professional references, particularly within the context of the those relevant the membership on our Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like; personal references and a written indication by the candidate of his or her willingness to serve, if elected.

Related Party Transactions Policy

In accordance with our Audit Committee Charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed related-party transactions required to be disclosed under the SEC rules prior to initiation of any such transaction.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT1

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the RadiSys Corporation annual report on Form 10-K for the year ended December 31, 2006.

Ken J. Bradley
C. Scott Gibson
Dr. William W. Lattin, Chairman
Lorene K. Steffes

1 This Compensation and Development Committee Report, in addition to the section entitled “Audit Committee Report” are not “soliciting material,” are not deemed “filed” with the Securities and Exchange Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Act of 1934, regardless of date or any general incorporation language in such filing.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of RadiSys Corporation (the “Company”) has oversight responsibility relating to the corporate accounting, reporting practices, and the quality and integrity of the Company’s financial reports; compliance with legal and regulatory requirements and the maintenance of ethical standards by the Company; the maintenance by the Company of effective internal controls; and independence and performance of the Company’s independent auditor. The Audit Committee is composed of three non-employee directors and operates under a written charter that it has adopted and approved pursuant to authority delegated to it by the Board. The Audit Committee charter can be accessed at www.radisys.com under Investor Relations/Corporate Governance. Each Audit Committee member meets the independence requirements of Nasdaq Global Market and the Board of Directors has determined that each of the members of the Audit Committee meets the Nasdaq Global Market’s regulatory requirements for financial literacy and that each member is an “audit committee financial expert” as defined under the SEC rules.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee acts in an oversight capacity, and its responsibility is to monitor and review these processes. In its oversight role the Audit Committee relies, without independent verification, on

•	management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and

•	the report of the Company’s independent auditors, with respect to the Company’s consolidated financial statements.

In this context, the Audit Committee held eight meetings in 2006. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s counsel and the Company’s independent auditors. The Audit Committee held private sessions at each of its meetings with the independent auditors, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee reviewed with the independent auditors the overall scope and plans for their audit, the results of audit examinations, evaluations by the auditors of the Company’s internal controls and the quality of the Company’s financial reporting. The Audit Committee also held private sessions at each of its meetings with the Chief Financial Officer at which candid discussions of financial management, accounting and internal control issues took place.

The Audit Committee reviewed the audited consolidated financial statements for the fiscal year December 31, 2006 with management and its independent auditors, including a discussion of the quality, not simply the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting standards, the Audit Committee sought management’s representation that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles.

The Audit Committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). SAS 61 requires the Company’s independent auditors to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including:

•	their responsibility under generally accepted auditing standards,

•	significant accounting policies,

•	management judgments and estimates,

•	any significant audit adjustments,

•	any disagreements with management, and

•	any difficulties encountered in performing the audit.

The Audit Committee also discussed with the independent auditors their independence, and the independent auditors provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) to the effect that, in their professional judgment, the independent auditors were independent of the Company within the meaning of the federal securities laws. When considering the independent auditors’ independence, the Audit Committee discussed whether the independent auditors’ provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal year December 31, 2006 be included in the Company’s annual report on Form 10-K. The Audit Committee, pursuant to authority delegated to it by the Board, has appointed KPMG LLP as the Company’s independent auditors for the year ending December 31, 2007.

C. Scott Gibson
Kevin C. Melia
Carl W. Neun, Chairman

Principal Accountant Fees and Services

On May 11, 2005, the Company informed PricewaterhouseCoopers LLP (“PwC”) that PwC had been dismissed as the Company’s independent registered public accounting firm on May 9, 2005, the date PwC completed its procedures on the Registrant’s unaudited interim financial statements as of and for the quarter ended March 31, 2005 and on the Form 10-Q in which such financial statements were included. The dismissal of PwC on May 9, 2005 was approved by the Audit Committee.

The reports of PwC on the Company’s consolidated financial statements as of and for the years ended December 31, 2004 and 2003, and PwC’s report on management’s assessment of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the years ended December 31, 2004 and 2003, and through May 9, 2005 (the “Relevant Period”), there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the financial statements for such years. Also, during the Relevant Period, there were no reportable events as described in Item 304(a)(1)(v) (“Reportable Events”) of Regulation S-K issued by the United States Securities and Exchange Commission (the “Commission”).

PwC furnished the Company with a letter addressed to the Commission stating its agreement with the statements set forth above.

On May 12, 2005, the Company engaged KPMG LLP (“KPMG”) as its independent registered public accounting firm to audit its financial statements for the year ended December 31, 2005. The engagement of KPMG was approved by the Audit Committee.

During the Relevant Period, neither the Company nor (to the Company’s knowledge) anyone acting on behalf of the Company consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction (either completed or proposed), (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any Reportable Event.

The following tables set forth the aggregate fees the Company has been billed for each of the last two fiscal years for services performed by PwC and KPMG:

KPMG

Fee Category	Fiscal 2005	Fiscal 2006

Audit Fees	$562,100	$797,393
Audit-Related Fees	$20,000	$18,000
Tax Fees	—	$25,000
All Other Fees	—	—

Total Fees	$582,100	$840,393

PwC

Fee Category	Fiscal 2005	Fiscal 2006

Audit Fees	$58,263	$13,500
Audit-Related Fees	$28,329	—
Tax Fees	$78,935	—
All Other Fees	—	—

Total Fees	$165,527	$13,500

Audit Fees.  This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, Section 404 internal control audit and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of the audit or the review of interim financial statements. The amounts reported in Fiscal 2006 also include additional audit work required in connection with the acquisition of Convedia Corporation and the implementation of FAS 123r.

Audit-Related Fees.  This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include statutory audits required by non-U.S. jurisdictions, employee benefit plan audits, accounting consultations concerning financial accounting and reporting standards.

Tax Fees.  This category consists of professional services rendered by PwC and KPMG for international tax compliance and other international tax related services. The services for the fees disclosed under this category primarily consist of international tax return preparation, technical consulting and other international tax related services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approved all of the services described above that were provided during 2005 and 2006 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable. The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining the principal accountant’s independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, all audit and non-audit services to be performed by the independent auditors must be presented to the Audit Committee in writing prior to the commencement of such services. The proposal must include a description and purpose of the services, estimated fees and other terms of the engagement. The Audit Committee may delegate to the Chair of the Audit Committee the authority to grant pre-approvals. Any pre-approvals made by the Chair pursuant to this delegation shall be presented to the full Audit Committee at its next scheduled meeting following such pre-approvals.

PROPOSAL 2:

RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP
AS THE COMPANY’S INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007. During the 2006 fiscal year, KPMG LLP served as the Company’s independent auditors. Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of KPMG LLP, the Audit Committee will reconsider its appointment.

Representatives of KPMG LLP will be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement, but will have the opportunity to make a statement if they wish.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE PROPOSED RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS BE APPROVED.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2006. All outstanding awards relate to the Company’s common stock.

		Weighted-Average	Number of Securities
	Number of Securities to	Exercise Price of	Remaining Available
	be Issued Upon Exercise	Outstanding Options,	for Future Issuance
	of Outstanding Options,	Warrants and Rights	Under Equity
Plan Category	Warrants and Rights	($)	Compensation Plans(1)

Equity compensation plans approved by security holders	1,751,347 (2)	$19.04	2,382,224 (3)
Equity compensation plans not approved by security holders(4)	1,492,186 (5)	$17.60	104,850

Total	3,243,533	$18.41	2,487,074

(1)	On March 21, 2007, our Board of Directors approved the termination of the RadiSys Corporation 1995 Stock Incentive Plan, the RadiSys Corporation 2001 Nonqualified Stock Option Plan and the RadiSys Corporation Stock Plan for Convedia Employees, effective upon and subject to our shareholders’ approval of the 2007 Stock Plan at this annual meeting on May 15, 2007. Accordingly, no new awards may be granted under the terminated plans. However, the termination does not affect any of the awards previously granted and outstanding under these plans and our rights to repurchase shares, or the forfeitability of shares issued under the 1995 Stock Incentive Plan.

(2)	Includes 1,660 shares subject to employee stock options assumed in the merger with Texas Micro Inc. with weighted average exercise prices of $17.403.

(3)	Includes 1,299,033 of securities authorized and available for issuance in connection with the RadiSys Corporation 1996 Employee Stock Purchase Plan.

(4)	Includes 300,935 shares granted and 58,265 shares available for future issuance under the RadiSys Corporation Stock Plan For Convedia Employees. The Plan is intended to comply with the NASD Marketplace Rule 4350 which provides an exception to the NASD stockholder approval requirement for the issuance of securities with regard to grants to new employees of the Company, including grants to transferred employees in connection with a merger or other acquisition.

(5)	Includes 131,635 restricted stock units which will vest only if specific service measures are met.

Description of Equity Compensation Plans Not Adopted by Shareholders

2001 Nonqualified Stock Option Plan.

In February 2001, the Company established the 2001 Nonqualified Stock Option Plan, under which 2,250,000 shares of the Company’s common stock were reserved as of December 31, 2006. Grants under the 2001 Nonqualified Stock Option Plan may be awarded to selected employees, who are not executive officers or directors of the Company. The purpose of the 2001 Nonqualified Stock Option Plan is to enable the Company to attract and retain the services of selected employees of the Company or any parent or subsidiary of the Company. Unless otherwise stipulated in the plan document, the Board of Directors, at their discretion, determines the exercise prices (which may not be less than the fair market value of the Company’s common stock at the date of grant), vesting periods, and the expiration periods, which are a maximum of 10 years from the date of grant.

On March 21, 2007, our Board of Directors approved the termination of the RadiSys Corporation 2001 Nonqualified Stock Option Plan, effective upon and subject to our shareholders’ approval of the 2007 Stock Plan at this annual meeting on May 15, 2007. Accordingly, no new options may be granted under the 2001 Nonqualified Stock Option Plan. However, the termination does not affect any outstanding options issued under this Plan.

RadiSys Corporation Stock Plan For Convedia Employees.

On August 31, 2006, our Compensation and Development Committee adopted the RadiSys Corporation Stock Plan for Convedia Employees (“Convedia Stock Plan”) for awards to be made in connection with our acquisition of Convedia Corporation. The Convedia Stock Plan was adopted without shareholder approval in reliance upon the exception provided under NASD Marketplace Rule 4350(i)(1)(A)(iv) relating to awards granted in connection with an acquisition and in connection with the hiring of new employees. The Convedia Stock Plan became effective as of September 1, 2006. The Convedia Stock Plan permits the granting of stock options, restricted stock and restricted stock units. The maximum number of shares of common stock with respect to which awards may be granted is 365,000 shares (subject to adjustment in accordance with the Convedia Stock Plan). In order to comply with NASD Marketplace Rule 4350, the awards may only be granted to employees transferred from Convedia Corporation in connection with our acquisition of Convedia Corporation and in connection with the future hiring of new employees of Convedia Corporation by us. Unless sooner terminated by our Board of Directors, the Convedia Stock Plan will terminate on the tenth anniversary of its effective date of September 1, 2006. The Convedia Stock Plan provides that the Committee will determine the option price at which common stock may be purchased, but the price will not be less than the fair market value of the common stock on the date the option is granted. The Committee will determine the term of each option, but no option will be exercisable more than 10 years after the date of grant. The Convedia Stock Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the Convedia Stock Plan. Each grant of restricted stock and restricted stock units must be evidenced by an award agreement in a form approved by the Committee. The vesting of restricted stock or restricted stock units may be conditioned upon the completion of a specified period of employment, upon attainment of specified performance goals and/or upon such other criteria as the Committee determines.

On March 21, 2007, our Board of Directors approved the termination of the Convedia Stock Plan, effective upon and subject to our shareholders’ approval of the 2007 Stock Plan at this annual meeting on May 15, 2007. Accordingly, no new awards may be granted under the Convedia Stock Plan. However, the termination does not affect any awards previously granted and outstanding under this Plan.

PROPOSAL 3:

TO APPROVE THE COMPANY’S 2007 STOCK PLAN

The Board of Directors approved the 2007 Stock Plan, effective March 21, 2007, subject to shareholder approval at the annual meeting. If the 2007 Stock Plan is approved by shareholders, 3,200,000 shares of our common stock will be reserved for issuance thereunder.

The 2007 Stock Plan is similar to and will replace our previously adopted 1995 Stock Incentive Plan, 2001 Nonstatutory Stock Option Plan, and Stock Plan for Convedia Employees. If the 2007 Stock Plan is approved by shareholders, there will be no further awards or grants made under those previously adopted plans.

On March 21, 2007, our Board of Directors approved the termination of the RadiSys Corporation 1995 Stock Incentive Plan, the RadiSys Corporation 2001 Nonqualified Stock Option Plan and the RadiSys Corporation Stock Plan for Convedia Employees, effective upon and subject to our shareholders’ approval of the 2007 Stock Plan at this annual meeting on May 15, 2007. Accordingly, no new awards may be granted under the terminated plans. However, the termination does not affect any of the awards previously granted and outstanding under these plans and our rights to repurchase shares, or the forfeitability of shares issued under the 1995 Stock Incentive Plan.

Description of the 2007 Stock Plan

The following paragraphs provide a summary of the principal features of the 2007 Stock Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2007 Stock Plan, which is attached hereto as Appendix A. Capitalized terms used herein and not defined shall have the meanings set forth in the 2007 Stock Plan.

Purpose.  The purpose of the 2007 Stock Plan is to attract and retain the services of directors and selected employees and consultants of the Company or any parent or subsidiary of the Company.

Awards.  The 2007 Stock Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, performance shares and performance units (collectively, the “Awards”).

Stock Subject to the 2007 Stock Plan.  The number of shares of our common stock initially reserved for issuance under the 2007 Stock Plan is 3,200,000 shares.

Any shares subject to options or SARs will be counted against the numerical limits of the 2007 Stock Plan as one share for every share subject thereto. Any shares or units subject to restricted stock, performance shares or performance units with a per share or per unit purchase price lower than 100% of fair market value on the date of grant will be counted against the numerical limits of the 2007 Stock Plan as two shares for every one share and, if returned to the 2007 Stock Plan, will be returned to the 2007 Stock Plan as two shares for every one share returned to the 2007 Stock Plan.

Unpurchased, forfeited or repurchased shares will remain available for future grants under the 2007 Stock Plan. With respect to SARs, when a stock-settled SAR is exercised, the shares subject to the SAR agreement will be counted against the number of shares available for future grant or sale under the 2007 Stock Plan, regardless of the number of shares used to settle the SAR upon exercise. The 2007 Stock Plan does not permit shares used to pay the exercise price of an option or withheld for taxes to be added back to the shares available for future grants.

Administration.  The 2007 Stock Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors (the “Administrator”). Subject to the provisions of the 2007 Stock Plan, the Administrator has the authority to: (1) interpret the 2007 Stock Plan and apply its provisions, (2) prescribe, amend or rescind rules and regulations relating to the 2007 Stock Plan, (3) select the persons to whom Awards are to be granted, (4) subject to limitations of the 2007 Stock Plan as applicable to each type of Award, determine the number of shares to be made subject to each Award, (5) determine whether and to what extent Awards are to be granted, (6) determine the terms and conditions applicable to Awards generally and to each individual Award (including the provisions of the Award agreement), (7) amend any outstanding Award subject to applicable legal restrictions, (8) authorize any person to execute, on our behalf, any instrument required to effect the grant of an Award,

(9) approve forms of Award agreement for use under the 2007 Stock Plan, (10) allow participants to satisfy withholding tax obligations by electing to have us withhold from the shares or cash to be issued upon exercise or vesting of an Award that number of shares or cash having a fair market value equal to the minimum amount required to be withheld, (11) determine whether Awards will be adjusted for dividend equivalents, (12) impose restrictions, conditions or limitations as to the timing and manner of any resales or other subsequent transfers by a participant of any shares issued as a result of or under an Award, and (13) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2007 Stock Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of Awards and on all persons deriving their rights therefrom. The Board of Directors has currently delegated to the Compensation Committee authority to grant Awards under the 2007 Stock Plan.

Eligibility to Receive Awards.  The 2007 Stock Plan provides that performance shares, performance units, restricted stock, SARs and nonstatutory stock options may be granted to employees, consultants or directors. Incentive stock options may be granted only to our employees. References in this summary to “employment” and “termination of employment” shall, with respect to consultants and outside directors, mean their period of service and the termination of their period of service with us and our subsidiaries.

Share Limits for Awards.  In order to satisfy the requirements of Section 162(m) of the Code, the maximum number of shares that may be subject to options and SARs granted to a participant in any fiscal year will equal 400,000 shares, except that the limit will be 1,000,000 shares in the participant’s first fiscal year of service. The maximum number of shares that may be subject to restricted stock, performance shares or performance units granted to a participant in any fiscal year will equal 400,000 shares, except that the limit will be 600,000 shares in the participant’s first fiscal year of service.

Code Section 162(m) Performance Goals.  We have designed the 2007 Stock Plan so that it permits us to issue awards that qualify as performance-based under Section 162(m) of the Code. The performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) revenue, (b) asset management, (c) earnings per share, (d) net income, (e) operating cash flow, (f) operating margins, (g) operating income, (h) return on assets, (i) return on equity, (j) return on sales, (k) total stockholder return, and (l) earnings before interest, taxes, depreciation and amortization, or such similar objectively determinable financial or other measures adopted by the Administrator. The performance goals may be used on absolute target numbers or growth in one or more such categories compared to a prior period or to one or more peer companies or an index peer companies. The measures which constitute the performance goals may, at the discretion of the Administrator, be based on pro forma numbers and may, as the Administrator specifies, either include or exclude the effect of payment of the Awards under the 2007 Stock Plan and any other of our incentive compensation plans. The Administrator may provide that the attainment of the performance goal shall be measured by appropriately adjusting the evaluation of performance goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section in our annual report on Form 10-K for the applicable year, or (ii) the effect of any changes in accounting principles affecting our reported business results as a whole or a business unit’s reported results.

No Repricing.  The 2007 Stock Plan prohibits repricing of options and SARs, including by way of an exchange for another Award, unless shareholder approval is obtained.

Terms and Conditions of Stock Options.  Each option granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•	Exercise Price. The Administrator sets the exercise price of the shares subject to each option, provided that the exercise price cannot be less than 100% of the fair market value of our common stock on the option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our subsidiaries (a “10% Shareholder”).

•	Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. Payment may generally be made in any method permitted by applicable law.

•	Exercise of the Option. Each option agreement will specify the term of the option and the date when the option is to become exercisable. The 2007 Stock Plan provides that in no event shall an option granted under the 2007 Stock Plan be exercised more than 7 years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Shareholder, the term of the option shall be for no more than 5 years from the date of grant.

•	Termination of Employment. If a participant’s employment terminates for any reason (other than death or permanent disability), all options held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her option agreement or the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for three months following the participant’s termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

•	Permanent Disability. If a participant is unable to continue employment as a result of permanent and total disability (as defined in the Code), all options held by such participant under the 2007 Stock Plan expire upon the earlier of twelve months after the date of termination of the participant’s employment or the expiration date of the option. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

•	Death. If a participant dies while employed by us, all options held by such participant under the 2007 Stock Plan expire upon the earlier of twelve months after the participant’s death or the expiration date of the option. The executor or other legal representative of the participant may exercise the participant’s option at any time before such expiration.

•	ISO Limitation. If the aggregate fair market value of all shares subject to a participant’s incentive stock option that are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory stock options.

•	No Dividend Equivalent Rights. Upon exercise of an option, no adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

Stock Appreciation Rights.  Each SAR granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•	Exercise Price and other Terms. The Administrator sets the exercise price and term of SARs granted under the 2007 Stock Plan, provided that no SAR may have a term of more than 10 years from the date of grant and provided further that the exercise price per share of a SAR cannot be less than 100% of the fair market value per share of our common stock on the SAR grant date.

•	Exercise of the SAR. Upon exercise of an SAR, a participant will be entitled to the following amount: (i) the difference between the fair market value of a share on the date of exercise over the exercise price; times (ii) the number of shares with respect to which the SAR is exercised.

•	Form of Consideration. Upon the exercise of an SAR, payment may be in cash, shares or a combination thereof.

•	Termination of Employment. If a participant’s employment terminates for any reason (other than death or permanent disability), all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for three months following the participant’s termination. The participant may exercise all or part of his or her SAR at any time before such expiration to the extent that such SAR was exercisable at the time of termination of employment.

•	Permanent Disability. If a participant is unable to continue employment as a result of permanent and total disability (as defined in the Code), all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for 12 months following the participant’s termination. The participant may exercise all or part of his or her SAR at any time before such expiration to the extent that such SAR was exercisable at the time of termination of employment.

•	Death. If a participant dies while employed by us, all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for 12 months following the participant’s death. The executor or other legal representative of the participant may exercise the participant’s SAR at any time before such expiration.

Restricted Stock.  Each share of restricted stock granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•	Restrictions. The Administrator sets the conditions upon which the grant, vesting or issuance of restricted stock is conditioned. Such conditions will typically be based principally or solely on continued provision of services but may include a performance-based component.

•	Restricted Stock Units. Restricted stock may also be granted in the form of restricted stock units. No right to vote or receive dividends or any other rights as a shareholder will exist with respect to restricted stock units or the cash payable thereunder.

Performance Shares.  Each performance share granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•	Grant. Performance shares will be granted in the form of units to acquire shares of our common stock. Each unit will be the equivalent of one share of our common stock for purposes of determining the number of shares subject to an Award. Until the shares are issued, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the performance units.

•	Performance Milestones. The Administrator sets the conditions upon which the grant or vesting of performance shares is conditioned. Such conditions will typically be based principally or solely on achievement of performance-based milestones but may include a service-based component.

Performance Units.  Each performance unit granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•	Grant. Performance units will be granted in the form of units to acquire shares of our common stock. Each unit will be the cash equivalent of one share of our common stock, and will be settled in cash in an amount equivalent to the fair market value of the underlying shares as of the vesting date. No right to vote or receive dividends or any other rights as a shareholder will exist with respect to performance units or the cash payable thereunder.

•	Performance Milestones. The Administrator sets the conditions upon which the grant or vesting of performance units is conditioned. Such conditions will typically be based principally or solely on achievement of performance-based milestones but may include a service-based component.

Leave of Absence.  Except as required by law or as otherwise determined by the Administrator, vesting of Awards will continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of Awards will be suspended during any other unpaid leave of absence.

Non-Transferability of Awards.  Unless otherwise determined by the Administrator, an Award granted under the 2007 Stock Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that such Award shall in no event be transferable for value.

Adjustments Upon Changes in Capitalization.  In the event that our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us, appropriate proportional adjustments shall be made in the number and class of shares subject to the 2007 Stock Plan, the individual fiscal year limits applicable to Awards, the limit on the number of shares that may be issued in conjunction with restricted stock, performance shares and performance units, the number and class of shares of stock subject to any Award outstanding under the 2007 Stock Plan, and the exercise price of any such outstanding Award. Any such adjustment shall be made by the Administrator, whose determination shall be conclusive.

Liquidation or Dissolution.  In the event of our proposed dissolution or liquidation, the Administrator may provide for the accelerated vesting of an Award and may allow the exercise of options and SARs until 10 days prior to such transaction. To the extent not previously exercised or vested, an Award will terminate immediately prior to our liquidation or dissolution.

Merger, Reorganization, Etc.  In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party, or a sale of all or substantially all of our assets, the Board may select one of the following options: (i) outstanding Awards will remain in effect; (ii) Awards of the successor corporation will be substituted for outstanding Awards; or (iii) the Board will provide a 30-day period prior to the consummation of the transaction during which outstanding options and SARs may be exercised, following which, all unexercised options and SARs will immediately terminate, and the Board may also accelerate the vesting or time of exercise of any outstanding Award. If the Board determines to substitute Awards of the successor corporation, then, with respect to outside directors, if immediately prior to or after the transaction the participant’s status as a director is terminated other than upon a voluntary resignation, the participant will fully vest in such Award and, with respect to options and SARs, will have the right to exercise such options and SARs as to all of the Award, including shares as to which it would not otherwise be vested or exercisable.

Amendment and Termination of the 2007 Stock Plan.  The Board may amend, alter, suspend or terminate the 2007 Stock Plan at any time. Shareholder approval will be required for any amendment to the extent necessary to comply with applicable law. In addition, no amendment, alteration, suspension or termination will impair the rights of any participant under an outstanding Award without his or her consent.

Compliance with Code Section 409A.  To the extent that the Administrator determines that any Award granted under the 2007 Stock Plan is subject to Section 409A of the Code, the applicable Award agreements shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. In the event that the Board determines that any Award may be subject to Section 409A of the Code, the Board may, without the consent of participants, adopt such amendments to the 2007 Stock Plan and the applicable Award agreements or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, subject to shareholder approval to the extent necessary and desirable to comply with applicable law.

Material Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2007 Stock Plan are summarized below. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, foreign and other tax consequences of the grant, exercise or settlement of an Award or the disposition of shares of our common stock acquired as a result of an Award. The 2007 Stock Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonstatutory Stock Options.

The grant of a nonstatutory stock option with an exercise price equal to the fair market value of our stock on the date of grant has no immediate federal income tax effect. The participant will not recognize any taxable income and we will not receive a tax deduction.

When the participant exercises the option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of our common stock on the date of exercise over the exercise price. If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of income recognized. We will receive a tax deduction equal to the amount of income recognized.

When the participant sells the shares of our common stock obtained from exercising a nonstatutory stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

Incentive Stock Options.

When a participant is granted an incentive stock option, or when the participant exercises the incentive stock option, the participant will generally not recognize taxable income (except for purposes of the alternative minimum tax) and we will not receive a tax deduction.

If the participant holds the shares of our common stock for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a nonstatutory stock option, and the participant will recognize taxable income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the taxable income portion will be taxable as long-term or short-term capital gain. We will only receive a tax deduction if the shares are disposed of during this period. The deduction will be equal to the amount of taxable income the participant recognizes.

Stock Appreciation Rights.

Where SARs are granted with an exercise price equal to the fair market value of our stock on the grant date, the participant will recognize taxable income upon the exercise of the right equal to the fair market value of the stock or cash received upon such exercise. If the participant receives shares of our stock, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Restricted Stock.

Generally, a participant who receives restricted stock will recognize taxable income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is not vested when it is received, the participant generally will not recognize taxable income until the stock becomes vested, at which time the participant will recognize taxable income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service within 30 days of his or her receipt of the restricted stock award to recognize taxable income, as of the date the participant receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant in exchange for the stock.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock awards will be the amount paid for such shares plus any taxable income recognized either when the stock is received or when the stock becomes vested.

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant and will also be entitled to a deduction for dividends or dividend equivalents paid to the participant (if any) on stock that has not vested.

Restricted Stock Units, Performance Shares and Performance Units.

Generally, the participant who receives a restricted stock unit, performance share or performance unit structured to conform to the requirements of Section 409A of the Code (or qualify for an exception thereto) will recognize taxable income at the time the stock or cash is delivered equal to the excess, if any, of the fair market value of the shares of our common stock or the cash received over any amount paid by the participant. If the restricted stock unit, performance share or performance unit does not conform to the requirements of Section 409A of the Code (or qualify for an exception thereto) then, in addition to the tax treatment described above, the participant will owe an additional 20% tax and interest on any taxes owed.

If the participant receives shares of our stock in settlement of a restricted stock unit, performance share or performance unit, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Section 409A.

The American Jobs Creation Act of 2004 added Section 409A to the Code. The Internal Revenue Service has so far issued only limited guidance on the interpretation of this new law. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the recipient of deferred compensation, including employees, consultants and directors, for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation. Section 409A of the Code does not apply to incentive stock options, nonstatutory stock options and SARs (that are not discounted) and restricted stock (provided there is no deferral of income beyond the vesting date). Section 409A may apply to restricted stock units, performance units and performance shares.

Section 162(m).

As described above, awards may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve the Company’s federal income tax deduction with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to certain executive officers. To qualify, options and other awards must be granted by a committee consisting solely of two or more “outside directors” (as defined under applicable regulations) and satisfy the limit on the total number of shares of our common stock that may be awarded to any one participant during any fiscal year. In addition, for awards other than options and SARs (that are not discounted) to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a committee consisting solely of two or more “outside directors”.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 2007 STOCK PLAN.

PROPOSAL 4:

TO APPROVE AN AMENDMENT TO THE COMPANY’S 1996 EMPLOYEE
STOCK PURCHASE PLAN TO ADD AN ADDITIONAL 500,000 SHARES
THAT MAY BE ISSUED UNDER THIS PLAN

The 1996 Employee Stock Purchase Plan (“ESPP”) provides a convenient and practical means by which employees may purchase stock of the Company. The Board of Directors believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of the Company’s common stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. As of March 20, 2007, out of a total of 4,150,000 shares reserved for issuance under the ESPP, 2,930,950 shares had been issued leaving 1,219,050 shares available for issuance under the ESPP. The Board of Directors believes additional shares will be needed under the ESPP to provide appropriate incentives to key employees and others. Accordingly, on March 21, 2007, the Board of Directors approved an amendment to the ESPP, subject to shareholder approval, to reserve an additional 500,000 shares for issuance under the ESPP, thereby increasing the total number of shares of the Company’s common stock reserved for issuance under the ESPP from 4,150,000 to 4,650,000.

Certain provisions of the ESPP are summarized below. The complete text of the ESPP, marked to show the proposed amendment, is attached to this document as Appendix B.

The ESPP is administered by the Board of Directors. The Board has the power to make and interpret all rules and regulations it deems necessary to administer the ESPP and has broad authority to amend the ESPP, subject to the requirement that certain amendments be approved by shareholders.

All employees of the Company, including the Company’s officers, are eligible to participate in the ESPP. As of March 20, 2007, approximately 550 employees of the Company were eligible to participate in the ESPP. Each participant may enroll in an 18-month offering in which shares of the Company’s common stock are purchased on the last day of each three-month period of an offering. A separate offering commences on February 15, May 15, August 15 and November 15 of each calendar year under the ESPP. The first day of each offering is the “enrollment date” of the offering. The purchase price per share is equal to 85% of the lower of (a) the fair market value of the Company’s common stock on the enrollment date of the offering or (b) the fair market value on the date of purchase. Participants may elect to contribute from 1% to 15% of compensation paid to the participant during each pay period in the offering.

No participant may obtain a right to purchase shares under the ESPP if, immediately after the right is granted, the participant owns or is deemed to own shares of the Company’s common stock possessing 5% or more of the combined voting power or value of all classes of stock of the Company or any subsidiary of the Company. The maximum number of shares that a participant may purchase in an offering is 10,000. In addition, no participant may obtain a right to purchase shares under the ESPP that permits the participant’s rights to purchase shares under the ESPP to accrue at a rate which exceeds $25,000 in fair market value of the Company’s common stock (determined as of the enrollment date) for each calendar year of the offering.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Upon termination of a participant’s employment for any reason other than death, the payroll deductions credited to the participant’s account will be returned to the participant. Upon termination of a participant’s employment because of that person’s death, the payroll deductions credited to the participant’s account will be used to purchase shares on the next purchase date. Any shares purchased and any remaining balance will be returned to the deceased participant’s beneficiary or, if none, to the participant’s estate.

Material Federal Income Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, employees generally will not recognize taxable income or gain with respect to shares purchased under the ESPP either at an enrollment date or at a purchase date. If an employee disposes of shares purchased under the ESPP more than two years after the enrollment date and more than one year after the purchase date, or in the event of the employee’s death at any time, the employee or the employee’s estate generally will be required to report as ordinary compensation income, for the taxable year in which the disposition or death occurs, an amount equal to the lesser of the excess of the fair market value of the shares at the time of disposition or death over the purchase price, or 15% of the fair market value of the shares on the enrollment date. Any gain on disposition in excess of the amount treated as ordinary compensation income generally will be taxed as capital gain to the employee. In the case of such a disposition or death, the Company will not be entitled to any federal income tax deduction.

If a current or former employee disposes of shares purchased under the ESPP within two years after the enrollment date or within one year after the purchase date, the employee will be required to report the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price generally will be taxed as capital gain or loss. In the event of a disposition within two years after the enrollment date or within one year after the purchase date, the Company generally will be entitled to a deduction in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income. For dispositions made by the Company’s Chief Executive Officer or any of the Company’s four highest compensated officers who are named executive officers (other than the Chief Executive Officer), the Company’s deduction may be limited pursuant to Section 162(m) of the Code, as discussed above.

Under the terms of the ESPP, participants are required to pay to the Company any amounts necessary to satisfy any tax withholding determined by the Company to be required in connection with either the purchase or sale of shares acquired under the ESPP.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE PROPOSED AMENDMENT TO THE ESPP BE APPROVED.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of the reports received by the Company during and with respect to fiscal 2006 and on written representations of certain reporting persons, no director, executive officer or beneficial owner of more than 10% of the outstanding common stock of the Company failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request by writing or calling the Company at the following address or phone number: RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Investor Relations or by calling (503) 615-7797. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at an annual meeting of shareholders. A copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to 5445 NE Dawson Creek Drive, Hillsboro, Oregon, Attention: Corporate Secretary. The bylaws prescribe the information to be contained in any such notice. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Corporate Secretary not less than 50 days nor more than 75 days before the annual meeting, provided, however, that if less than 65 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary not later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the meeting was mailed or public disclosure was made. The Company’s 2008 annual meeting of shareholders is expected to be held on May 28, 2008. Any notice relating to a shareholder proposal for the 2008 annual meeting, to be timely, must be received by the Company between March 14, 2008 and April 8, 2008. Shareholders wishing to submit proposals in compliance with Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in the Company’s proxy statement for the 2008 annual meeting of shareholders must submit the proposals for receipt by the Company not later than December 7, 2007.

DISCRETIONARY AUTHORITY

Although the Notice of the annual meeting of shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

For this year’s annual meeting of shareholders, if notice of a shareholder proposal to be raised at the annual meeting of shareholders is received at the principal executive offices of the Company before March 1, 2007 or after March 26, 2007, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders. For the 2008 annual meeting of shareholders, if notice of a shareholder proposal to be raised at the meeting is received at the principal executive offices of the Company before March 14, 2008 or after April 8, 2008, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WE URGE SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED.

By Order of the Board of Directors,

Brian Bronson
Corporate Secretary

April 5, 2007
Hillsboro, Oregon

APPENDIX A

RadiSys Corporation
2007 Stock Plan

1.  Purposes of the Plan.  The purpose of this 2007 Stock Plan (the “Plan”) is to enable RadiSys Corporation (the “Company”) to attract and retain the services of Directors and selected Employees and Consultants of the Company or any Parent or Subsidiary of the Company. Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares or Performance Units, as determined by the Administrator at the time of grant.

2.  Definitions.  As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Stock Appreciation Rights, Performance Shares or Performance Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Awarded Stock” means the Common Stock subject to an Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Code” means the Internal Revenue of 1986, as amended.

(h) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means RadiSys Corporation.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n) “Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(o) “Effective Date” means March 21, 2007.

(p) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed 90 calendar days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st calendar day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq Global Select Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(s) “Fiscal Year” means a fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(v) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

(w) “Outside Director” means a Director who is not an Employee.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(z) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award granted under the Plan.

(bb) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) revenue, (b) asset management, (c) earnings per share, (d) net income, (e) operating cash flow, (f) operating margins, (g) operating income, (h) return on assets, (i) return on equity, (j) return on sales, (k) total stockholder return and (l) earnings before interest, taxes, depreciation and amortization, or such similar objectively determinable financial or other measures as may be adopted by the Administrator. The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period or to one or more peer companies or an index of peer companies. The measures which constitute the Performance Goals may, at the discretion of the Administrator, be based on pro forma numbers and may, as the Administrator specifies, either include or exclude the effect of payment of the Awards under this Plan and any other incentive compensation plans of the Company. The Performance Goals may differ from Participant to Participant and from Award to Award. In establishing a Performance Goal, the Administrator may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

(cc) “Performance Share” means Shares granted pursuant to Section 12 of the Plan.

(dd) “Performance Unit” means performance units granted pursuant to Section 13 of the Plan.

(ee) “Plan” means this 2007 Stock Plan.

(ff) “Restricted Stock” means Shares granted pursuant to Section 11 of the Plan.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Service Provider” means an Employee, Consultant or Director.

(ii) “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(jj) “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 10 hereof.

(kk) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.  Stock Subject to the Plan.  Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 3,200,000 Shares.

Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one share for every share subject thereto. Any Shares or units subject to Restricted Stock, Performance Shares or Performance Units with a per share or per unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto and, if returned to the Plan pursuant to the last paragraph of this Section, shall be returned to the Plan as two Shares for every one Share returned to the Plan.

The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Performance Units is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, when a stock-settled SAR is exercised, the Shares subject to the SAR Award Agreement shall be counted against the number of Shares available for future grant or sale under the Plan, regardless of the number of Shares used to settle the SAR upon exercise. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option and Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan.

4.  Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

(iv) to determine the number of Shares to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (subject to Section 9(c) and Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy all or part of their withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to determine the terms and restrictions applicable to Awards;

(xiii) to determine whether Awards will be adjusted for Dividend Equivalents;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5.  Eligibility.  Performance Shares, Performance Units, Restricted Stock, Stock Appreciation Rights, and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.  No Employment Rights.  Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7.  Code Section 162(m) Provisions.

(a) Option and SAR Annual Share Limit.  The maximum number of Shares that may be subject to Options and Stock Appreciation Rights granted to a Participant in any Fiscal Year shall equal 400,000 Shares; provided, however, that such limit shall be 1,000,000 Shares in the Participant’s first Fiscal Year of Company service.

(b) Restricted Stock, Performance Shares and Performance Units Annual Limit.  The maximum number of Shares that may be subject to Restricted Stock, Performance Shares or Performance Units granted to a Participant in any Fiscal Year shall equal 400,000 Shares; provided, however, that such limit shall be 600,000 Shares in the Participant’s first Fiscal Year of Company service.

(c) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock, Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock, Performance Shares or Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock, Performance Shares or Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(d) Changes in Capitalization.  The numerical limitations in Section 7(a) and (b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16(a).

8.  Term of Plan.  The Plan shall become effective on the Effective Date; provided, however, that, if the Plan is not approved by the stockholders upon submission to them for approval, the Plan shall be void ab initio and of no further force and effect. The Plan shall continue in effect for a term of 10 years after the Effective Date.

9.  Stock Options.

(a) Term.  The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no longer than seven years from the date of grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be no longer than five years from the date of grant.

(b) Option Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant; provided, however, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(c) No Repricing.  Subject to Section 16, the exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.

(d) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e) Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;

(v) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vi) any combination of the foregoing methods of payment; or

(vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; provided, however, that in no case will loans be permitted as consideration for exercising an Option hereunder.

(f) Exercise of Option; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 16 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h) Disability.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option for 12 months following the Participant’s termination (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised for 12 months following the Participant’s death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j) ISO $100,000 Rule.  Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which becomes exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(j), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

10.  Stock Appreciation Rights.

(a) Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b) Exercise Price and other Terms.  Subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, no SAR may have a term of more than 10 years from the date of grant, and provided further, the exercise price per Share of a SAR shall be no less than 100% of the Fair Market Value per Share on the date of grant of the SAR. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as a SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

(c) Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) the number of Shares with respect to which the SAR is exercised.

(d) Payment Upon Exercise of SAR.  At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(e) SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f) Expiration of SARs.  A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

(g) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Award Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Award Agreement). In the absence of a specified time in the SAR Award Agreement, the SAR shall remain exercisable for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(h) Disability.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Award Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Award Agreement). In the absence of a specified time in the SAR Award Agreement, the SAR shall remain exercisable for 12 months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(i) Death of Participant.  If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Award Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Award Agreement), by the personal representative of the Participant’s estate or by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Award Agreement, the SAR shall remain exercisable for 12 months following the Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

11.  Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock. Restricted Stock may be granted in the form of restricted stock units that are not issued until the vesting conditions are satisfied. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b) Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock or the restricted stock unit is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the Award. Any certificates representing the Shares of Restricted Stock awarded shall bear such legends as shall be determined by the Administrator.

(c) Restricted Stock Award Agreement.  Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided, however, if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than 10 years following the date of grant.

12.  Performance Shares.

(a) Grant of Performance Shares.  Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share Award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b) Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Performance Shares are awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Share agreement as a condition of the Award. Any certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.

(c) Performance Share Award Agreement.  Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

13.  Performance Units.

(a) Grant of Performance Units.  Performance Units are similar to Performance Shares, except that they shall be settled in cash in an amount equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

(b) Number of Performance Units.  Subject to Section 7(b) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c) Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the Award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d) Performance Unit Award Agreement.  Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

14.  Leaves of Absence.  Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of Awards shall be suspended during any other unpaid leave of absence.

15.  Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, no Option shall in any event be transferable for value.

16.  Adjustments Upon Changes in Capitalization.

(a) Adjustments.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation, forfeiture or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, the limit on the number of Shares that may be issued in conjunction with Restricted Stock, Performance Shares and Performance Units under Section 3, and the 162(m) Fiscal Year share issuance limits under Sections 7(a) and (b) hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until 10 calendar days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Mergers, Reorganizations, Etc.  In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a Subsidiary is a party or a sale of all or substantially all of the Company’s assets (each, a “Transaction”), the Board shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:

(i) Outstanding Awards shall remain in effect in accordance with their terms.

(ii) Each outstanding Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Awards granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the Transaction the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in such Award and, with respect to Options and SARs, shall have the right to exercise such Options and SARs as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. The amount, type of securities subject thereto and, if applicable, exercise price of the assumed or substituted Awards shall be determined by the Board, taking into account the relative values of the companies involved in the Transaction and the exchange ratio, if any, used in determining shares of the successor corporation, or Parent or Subsidiary thereof, to be issued to holders of Shares. Unless otherwise determined by the Board and except as otherwise provided above with respect to Outside Directors, the assumed or substituted Awards shall be vested only to the extent that the vesting requirements relating to Awards granted hereunder have been satisfied.

(iii) The Board shall provide a 30 calendar-day period prior to the consummation of the Transaction during which outstanding Options and SARs may be exercised to the extent then exercisable, and upon the expiration of such 30 calendar-day period, all unexercised Options and SARs shall immediately terminate. The Board may, in its sole discretion, accelerate the exercisability of Options and SARs so that they are exercisable in full during such 30 calendar-day period. The Board may also, in its sole discretion, accelerate the vesting of Restricted Stock, Performance Share or Performance Unit Awards.

17.  Date of Grant.  The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator; provided, however, the date of grant of an Option shall be the date when the Option is granted and its exercise price is set, consistent with Applicable Laws and applicable financial accounting rules. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

18.  Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan. With respect to any Participant or Service Provider who is resident outside of the United States, the Administrator may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules, regulations and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Administrator may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

(b) Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination.  Except as otherwise provided in Section 23, no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

19.  Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.  Liability of Company.

(a) Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allocated Shares.  If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 18(b) of the Plan.

21.  Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.  Governing Law.  The Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

23.  Compliance with Code Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the applicable Award Agreements shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted and construed in compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary other than Section 18(b), in the event that the Board determines that any Award may be subject to Section 409A of the Code, the Board may, without the consent of Participants, including the affected Participant, adopt such amendments to the Plan and the applicable Award Agreements or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

APPENDIX B

RADISYS CORPORATION
1996 EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED THROUGH [MAY 17, 2005] MAY 15, 2007)2

I.	PURPOSE OF PLAN

As a means by which Employees may share in the Company’s growth and success, RadiSys Corporation (the “Company”) believes that ownership of shares of its Common Stock by its Employees is desirable. To this end, and as an incentive to better performance and improved profits, the Company has established the RadiSys Corporation 1996 Employee Stock Purchase Plan (the “Plan”).

The Company intends that the Plan will constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code.

II.	DEFINITIONS

Terms that are capitalized within this document shall have the meanings as set forth in Exhibit A, unless otherwise specified within the text.

III.	EMPLOYEE PARTICIPATION

PARTICIPATION

Subject to the provisions of this Section III, an Employee may elect to participate in the Plan effective as of any Enrollment Date by completing and filing a Payroll Deduction Authorization Form as provided in Section IV. As of each Enrollment Date, the Company hereby grants a right to purchase Shares under the terms of the Plan to each eligible Employee who has elected to participate in the Offering commencing on that Enrollment Date.

REQUIREMENTS FOR PARTICIPATION

A person shall become eligible to participate in the Plan on the first Enrollment Date on which that person meets the following requirements:

a) The person is an Employee, and

b) The person’s customary period of Employment is more than twenty (20) hours per week.

Any eligible Employee may enroll in the Plan as of the Enrollment Date of any Offering by filing timely written notice of such participation, subject to the following provisions:

(i) In order to enroll in the Plan initially, an eligible Employee must complete, sign and submit to the Company the following forms:

(A) Payroll Deduction Authorization Form Must be received by the Company prior to 4:00 p.m., Pacific Time on the Enrollment Date of an Offering to be effective for that Offering.

(B) ESPP New Account Form This form must accompany the Payroll Deduction Authorization Form submitted for enrollment in the Plan. An ESPP New Account Form must be received by the Company prior to 4:00 p.m., Pacific Time on the Enrollment Date of an Offering to be effective for that Offering.

(ii) A Participant in an ongoing Offering may elect as of any Enrollment Date to enroll in the new Offering commencing on that Enrollment Date by filing a Payroll Deduction Authorization Form making such election prior to 4:00 p.m. Pacific Time on the Enrollment Date. An election by a current Participant to enroll in a new Offering shall constitute a withdrawal, effective as of such Enrollment Date, from the ongoing Offering and simultaneous reenrollment in the new Offering. A reenrollment shall not affect the purchase of

2 Underscored text is new, text in brackets is to be deleted.

Shares under the ongoing Offering occurring on the Purchase Date immediately preceding the Enrollment Date. A Participant may make an ongoing election to reenroll on any Enrollment Date as of which the fair market value of the Shares for purposes of Section VI is less than it was as of the Enrollment Date for the Offering in which the Participant is currently participating. Unless otherwise specified by the Participant, any such ongoing reenrollment election shall be subject to revocation; provided, however, that to be effective to prevent reenrollment on any Enrollment Date, such revocation must be received by the Company prior to 4:00 p.m. Pacific Time on the Enrollment Date.

(iii) Absent withdrawal from the Plan pursuant to Section VII, a Participant will automatically be re-enrolled in the Offering commencing on the Enrollment Date immediately following the expiration of the Offering of which that person is then a Participant.

A Participant shall become ineligible to participate in the Plan and shall cease to be a Participant when the Participant ceases to meet the eligibility requirements as defined above.

LIMITATIONS ON PARTICIPATION

No Employee may obtain a right to purchase Shares under the Plan if, immediately after the right is granted, the Employee owns or is deemed to own Shares possessing five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company. For purposes of determining share ownership, the rules of Section 424(d) of the Code shall apply and Shares that the Employee may purchase under any options or rights to purchase, whether or not Vested, shall be treated as Shares owned by the Employee.

No Employee may obtain a right to purchase Shares under the Plan that permits the Employee’s rights to purchase Shares under the Plan and any other employee stock purchase plan within the meaning of Section 423 of the Code of the Company or any parent or subsidiary of the Company to accrue at a rate which exceeds $25,000 in fair market value of Shares (determined as of the Enrollment Date) for each calendar year of the Offering. This section shall be interpreted to permit an Employee to purchase the maximum number of Shares permitted under Section 423(b)(8) of the Code and regulations and interpretations adopted thereunder.

The maximum number of Shares that an Employee may purchase in an Offering shall not exceed 10,000 shares, no more than one-third of which may be purchased on any Purchase Date on or prior to August 15, 2000, and no more than one-sixth of which may be purchased on any Purchase Date after August 15, 2000.

VOLUNTARY PARTICIPATION

Participation in the Plan shall be strictly voluntary.

IV.	PAYROLL DEDUCTIONS

PAYROLL DEDUCTION AUTHORIZATION

An Employee may contribute to the Plan only by means of payroll deductions. A Payroll Deduction Authorization Form must be filed with the Company’s stock administrator prior to 4:00 p.m. Pacific Time on the Enrollment Date as of which the payroll deductions are to take effect.

AMOUNT OF DEDUCTIONS

A Participant may specify that the person desires to make contributions to the Plan at a rate not less than 1% and not more than 15% of the Compensation paid to the Participant during each pay period in the Offering, or other such minimum or maximum percentages as the Plan Administrator shall establish from time to time; provided, however, that a Participant in any Offering that commenced prior to August 15, 2000 may not specify during that Offering contributions to the Plan of more than 10% of Compensation. Such specification shall apply during any period of continuous participation in the Plan, unless otherwise modified or terminated as provided in this Section IV or as otherwise provided in the Plan. If a payroll deduction cannot be made in whole or in part because the Participant’s pay for the period in question is insufficient to fund the deduction after having first withheld all other amounts deductible from that person’s pay, the amount that was not withheld cannot be made up by the Participant nor will it be withheld from subsequent pay checks.

COMMENCEMENT OF DEDUCTIONS

Payroll deductions for a Participant shall commence on the Enrollment Date of the Offering for which that person’s Payroll Deduction Authorization Form is effective and shall continue indefinitely, unless modified or terminated as provided in this Section IV or as otherwise provided in the Plan.

ACCOUNTS

All payroll deductions made for a Participant shall be credited to his or her Account under the Plan. Following each Purchase Date, the Plan Administrator shall promptly deliver a report to each Participant setting forth the aggregate payroll deductions credited to such Participant’s Account since the last Purchase Date and the number of Shares purchased and delivered to the Custodian for deposit into the Participant’s Custodial Account.

MODIFICATION OF AUTHORIZED DEDUCTIONS

A Participant may at any time increase or decrease the amount of that person’s payroll deduction effective for all applicable payroll periods, by completing an amended Payroll Deduction Authorization Form and filing it with the Company’s stock administrator in accordance with this Section IV; provided, however, that a Participant in any Offering that commenced prior to August 15, 2000 may not change the amount of that person’s payroll deduction more than three times during that Offering.

A Participant may at any time discontinue the Participant’s payroll deductions, without withdrawing from the Plan, by completing an amended Payroll Deduction Authorization Form and filing it with the Company’s stock administrator. Previous payroll deductions will then be retained in the Participant’s Account for application to purchase Shares on the next Purchase Date, after which the Participant’s participation in the Offering and in the Plan will terminate unless the participant has timely filed another Payroll Deduction Authorization Form to resume payroll deductions.

For purposes of the above, an amended Payroll Deduction Authorization form shall be effective for a specific pay period when filed 7 days prior to the last day of such payroll period; provided, however, that for a Participant in any Offering that commenced prior to August 15, 2000 an amended Payroll Deduction Authorization form shall be effective for a specific pay period during that Offering when filed 15 days prior to the last day of such payroll period.

V.	CUSTODY OF SHARES

DELIVERY AND CUSTODY OF SHARES

Shares purchased pursuant to the Plan shall be delivered to and held by the Custodian.

CUSTODIAL ACCOUNT

As soon as practicable after each Purchase Date, the Company shall deliver to the Custodian the full Shares purchased for each Participant’s Account. The Shares will be held in a Custodial Account specifically established for this purpose. An Employee must open a Custodial Account with the Custodian in order to be eligible to purchase Shares under the Plan. In order to open a Custodial Account, the Participant must complete an ESPP New Account Form and file it with the stock administrator prior to 4:00 p.m. Pacific Time on the Enrollment Date of the Offering as of which the enrollment is to take effect; provided, however, that an ESPP New Account Form that effects a change in the status of the Custodial Account may be filed at any time during participation in the Plan.

TRANSFER OF SHARES

Upon receipt of appropriate instructions from a Participant on forms provided for that purpose, the Custodian will transfer into the Participant’s own name all or part of the Shares held in the Participant’s Custodial Account and deliver such Shares to the Participant.

STATEMENTS

The Custodian will deliver to each Participant a semi-annual statement showing the activity of the Participant’s Custodial Account and the balance as to both Shares and cash. Participants will be furnished such other reports and statements, and at such intervals, as the Custodian and Plan Administrator shall determine from time to time.

VI.	PURCHASE OF SHARES

PURCHASE OF SHARES

Subject to the limitations of Section VII, on each Purchase Date in an Offering, the Company shall apply the amount credited to each Participant’s Account to the purchase of as many full Shares that may be purchased with such amount at the price set forth in this Section VI, and shall promptly deliver such Shares to the Custodian for deposit into the Participant’s Custodial Account. Payment for Shares purchased under the Plan will be made only through payroll withholding deductions in accordance with Section IV.

PRICE

The price of Shares to be purchased on any Purchase Date shall be the lower of:

(a) Eighty-five percent (85%) of the fair market value of the Shares on the Enrollment Date of the Offering; or

(b) Eighty-five percent (85%) of the fair market value of the Shares on the Purchase Date.

FAIR MARKET VALUE

The fair market value of the Shares on any date shall be equal to the closing trade price of such shares on the Valuation Date, as reported on the NASDAQ National Market System or such other quotation system that supersedes it.

UNUSED CONTRIBUTIONS

Any amount credited to a Participant’s Account and remaining therein immediately after a Purchase Date because it was less than the amount required to purchase a full Share shall be carried forward in such Participant’s Account for application on the next succeeding Purchase Date.

VII.	TERMINATION AND WITHDRAWAL

TERMINATION OF EMPLOYMENT

Upon termination of a Participant’s Employment for any reason other than death, the payroll deductions credited to such Participant’s Account shall be returned to the Participant. A Participant shall have no right to accrue Shares upon termination of the person’s Employment.

TERMINATION UPON DEATH

Upon termination of the Participant’s Employment because of that person’s death, the payroll deductions credited to that person’s Account shall be used to purchase Shares as provided in Section VI on the next Purchase Date. Any Shares purchased and any remaining balance shall be transferred to the deceased Participant’s Beneficiary, or if none, to that person’s estate.

DESIGNATION OF BENEFICIARY

Each Participant may designate, revoke, and redesignate Beneficiaries. All changes to designation of Beneficiary shall be in writing and will be effective upon delivery to the Plan Administrator.

WITHDRAWAL

A Participant may withdraw the entire amount credited to that individual’s Account under the Plan and thereby terminate participation in the current Offering at any time by giving written notice to the Company, but in no case may a Participant withdraw accounts within the 15 days immediately preceding a Purchase Date for the Offering. Any amount withdrawn shall be paid to the Participant promptly after receipt of proper notice of withdrawal and no further payroll deductions shall be made from the person’s Compensation unless a Payroll Deduction Authorization Form directing further deductions is or has been submitted.

STATUS OF CUSTODIAL ACCOUNT

Upon termination of a Participant’s Employment for any reason other than death, the Participant may,

(a) Elect to retain with the Custodian the Shares held in the Participant’s Custodial Account. The Participant will bear the cost of any annual fees resulting from maintaining such an account.

(b) Request issuance of the Shares held in the Participant’s Custodial Account by submitting to the Custodian the appropriate forms provided for that purpose.

Upon termination of a Participant’s Employment as a result of death, any Shares held by the Custodian for the Participant’s Account shall be transferred to the person(s) entitled thereto under the laws of the state of domicile of the Participant upon a proper showing of authority.

VIII.	SHARES PURCHASED UNDER THE PLAN

SOURCE AND LIMITATION OF SHARES

The Company has reserved for sale under the Plan [4,150,000] 4,650,000 shares of common stock, subject to adjustment upon changes in capitalization of the Company as provided in Section X. Shares sold under the Plan may be newly issued Shares or Shares reacquired in private transactions or open market purchases, but all Shares sold under the Plan regardless of source shall be counted against the [4,150,000] 4,650,000 Share limitation.

If there is an insufficient number of Shares to permit the full exercise of all existing rights to purchase Shares, or if the legal obligations of the Company prohibit the issuance of all Shares purchasable upon the full exercise of such rights, the Plan Administrator shall make a pro rata allocation of the Shares remaining available in as nearly a uniform and equitable manner as possible, based pro rata on the aggregate amounts then credited to each Participant’s Account. In such event, payroll deductions to be made shall be reduced accordingly and the Plan Administrator shall give written notice of such reduction to each Participant affected thereby. Any amount remaining in a Participant’s Account immediately after all available Shares have been purchased will be promptly remitted to such Participant. Determination by the Plan Administrator in this regard shall be final, binding and conclusive on all persons. No deductions shall be permitted under the Plan at any time when no Shares are available.

DELIVERY OF SHARES

As promptly as practicable after each Purchase Date, the Company shall deliver to the Custodian the full Shares purchased for each Participant’s Account.

INTEREST IN SHARES

The rights to purchase Shares granted pursuant to this Plan will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Plan Administrator from time to time. The Participant shall have no interest in Shares purchasable under the Plan until payment for the Shares has been completed at the close of business on the relevant Purchase Date. The Plan provides only an unfunded, unsecured promise by the Company to pay money or property in the future. Except with respect to the Shares purchased on a Purchase Date, an Employee choosing to participate in the Plan shall have no greater rights than an unsecured creditor of the Company. After the purchase of Shares, the Participant shall be entitled to all rights of a stockholder of the Company.

IX.	ADMINISTRATION

PLAN ADMINISTRATOR

At the discretion of the Board of Directors, the Plan shall be administered by the Board of Directors or by a Committee appointed by the Board of Directors. Each member of the Committee shall be either a director, an officer or an Employee of the Company. Each member shall serve for a term commencing on a date specified by the Board of Directors and continuing until that person dies, resigns or is removed by the Board of Directors.

POWERS

The Plan Administrator shall be vested with full authority to make, administer and interpret the rules and regulations as it deems necessary to administer the Plan. Any determination, decision or act of the Plan Administrator with respect to any action in connection with the construction, interpretation, administration or application of the Plan shall be final, binding and conclusive upon all Participants and any and all other persons claiming under or through any Participant. The provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

X.	CHANGES IN CAPITALIZATION, MERGER, ETC.

RIGHTS OF THE COMPANY

The grant of a right to purchase Shares pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or other changes in its capital or business structure or to merge, consolidate or dissolve, liquidate or transfer all or any part of its divisions, subsidiaries, business or assets.

RECAPITALIZATION

Subject to any required action by stockholders, the number of Shares covered by the Plan as provided in Section VIII and the price per Share shall be proportionately adjusted for any increase or decrease in the number of issued Shares of the Company resulting from a subdivision or consolidation of Shares or the payment of a stock dividend or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company.

CONSOLIDATION OR MERGER

In the event of the consolidation or merger of the Company with or into any other business entity, or sale by the Company of substantially all of its assets, the successor may at its discretion continue the Plan by adopting the same by resolution of its Board of Directors or agreement of its partners or proprietors. If, within 90 days after the effective date of a consolidation, merger, or sale of assets, the successor corporation, partnership or proprietorship does not adopt the Plan, the Plan shall be terminated in accordance with Section XIII.

XI.	TERMINATION OF EMPLOYMENT

LEAVE

A person’s Employment shall not terminate on account of an authorized leave of absence or sick leave, or on account of a military leave described in this Section XI, or a direct transfer between Employers, provided such leave does not exceed 90 days or, if longer, so long as the person’s right to reemployment is guaranteed by statute or by contract. Failure to return to work upon expiration of any leave of absence or sick leave shall be considered a resignation effective as of the expiration of such leave of absence or sick leave.

MILITARY LEAVE

Any Employee who leaves the Employer directly to perform services in the Armed Forces of the United States or in the United States Public Health Service under conditions entitling the Employee to reemployment rights provided by the laws of the United States, shall be on military leave. An Employee’s military leave shall expire if the Employee voluntarily resigns from the Employer during the leave or if that person fails to make an application for reemployment within a period specified by such law for preservation of employment rights. In such event, the individual’s Employment shall terminate by resignation on the day the military leave expires.

XII.	STOCKHOLDER APPROVAL AND RULINGS

The Plan is expressly made subject to (a) the approval of the Plan within twelve (12) months after the Plan is adopted by the stockholders of the Company and (b) at the Company’s election, to the receipt by the Company from the Internal Revenue Service of a ruling in scope and content satisfactory to counsel to the Company, affirming qualification of the Plan within the meaning of Section 423 of the Code. If the Plan is not so approved by the stockholders within 12 months after the date the Plan is adopted and if, at the election of the Company a ruling from the Internal Revenue Service is sought but not received on or before one year after this Plan’s adoption by the Board of Directors, this Plan shall not come into effect. In that case, the Account of each Participant shall forthwith be paid to the Participant.

XIII.	MISCELLANEOUS PROVISIONS

AMENDMENT AND TERMINATION OF THE PLAN

The Board of Directors of the Company may at any time amend the Plan. Except as otherwise provided herein, no amendment may adversely affect or change any right to purchase Shares without prior approval of the stockholders of the Company if the amendment would:

(i) Permit the sale of more Shares than are authorized under Section VIII;

(ii) Permit the sale of Shares to employees of entities which are not Employers;

(iii) Materially increase the benefits accruing to Participants under the Plan; or

(iv) Materially modify the requirements as to eligibility for participation in the Plan.

The Plan is intended to be a permanent program, but the Company reserves the right to declare the Plan terminated at any time. Upon such termination, amounts credited to the Accounts of the Participants with respect to whom the Plan has been terminated shall be returned to such Participants.

NON-TRANSFERABILITY

Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the purchase of Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant except as provided in Section VII, and any attempted assignment, transfer, pledge, or other disposition shall be null and void. The Company may treat any such act as an election to withdraw funds in accordance with Section VII. A Participant’s rights to purchase Shares under the Plan are exercisable during the Participant’s lifetime only by the Participant.

USE OF FUNDS

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate the payroll deductions.

EXPENSES

All expenses of administering the Plan shall be borne by the Company. The Company will not pay expenses, commissions or taxes incurred in connection with sales of Shares by the Custodian at the request of a Participant. Expenses to be paid by a Participant will be deducted from the proceeds of sale prior to remittance.

TAX WITHHOLDING

Each Participant who has purchased Shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Employer in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Employer to be required. If the Employer determines that additional withholding is required beyond any amounts deposited at the time of purchase, the Participant shall pay such amount to the Employer on demand. If the Participant fails to pay the amount demanded, the Employer may withhold that amount from other amounts payable by the Employer to the Participant, including salary, subject to applicable law.

NO INTEREST

No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the payroll deductions contemplated herein, or on any other assets held hereunder for the Participant’s Account.

REGISTRATION AND QUALIFICATION OF SHARES

The offering of Shares hereunder shall be subject to the effecting by the Company of any registration or qualification of the Shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the Shares covered thereby. The Company shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.

RESPONSIBILITY AND INDEMNITY

Neither the Company, its Board of Directors, the Custodian, nor any member, officer, agent or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

PLAN NOT A CONTRACT OF EMPLOYMENT

The Plan is strictly a voluntary undertaking on the part of the Employer and shall not constitute a contract between the Employer and any Employee, or consideration for or an inducement or a condition of employment of an Employee. Except as otherwise required by law, or any applicable collective bargaining agreement, nothing contained in the Plan shall give any Employee the right to be retained in the service of the Employer or to interfere with or restrict the right of the Employer, which is hereby expressly reserved, to discharge or retire any Employee at any time, with or without cause and with or without notice. Except as otherwise required by law, inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to any Employee, Participant, or Beneficiary. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.

SERVICE OF PROCESS

The Secretary of the Company is hereby designated agent for service or legal process on the Plan.

NOTICE

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Plan Administrator. Any notice required by the Plan to be received by the Company prior to an Enrollment Date, payroll period or other specified date, and received by the Plan Administrator subsequent to such date shall be effective on the next occurring Enrollment Date, payroll period or other specified date to which such notice applies.

GOVERNING LAW

The Plan shall be interpreted, administered and enforced in accordance with the Code, and the rights of Participants, former Participants, Beneficiaries and all other persons shall be determined in accordance with it. To the extent state law is applicable, the laws of the State of Oregon shall apply.

REFERENCES

Unless the context clearly indicates to the contrary, reference to a Plan provision, statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

EXHIBIT A

DEFINITIONS

ACCOUNT	shall mean each separate account maintained for a Participant under the Plan collectively or singly as the context requires. Each Account shall be credited with a Participant’s contributions, and shall be charged for the purchase of Shares. A Participant shall be fully vested in the cash contributions to that person’s Account at all times. The Plan Administrator may create special types of Accounts for administrative reasons, even though the Accounts are not expressly authorized by the Plan.

BENEFICIARY	shall mean a person or entity entitled under Section VII of the Plan to receive Shares purchased by, and any remaining balance in, a Participant’s Account on the Participant’s death.

BOARD OF DIRECTORS	shall mean the Board of Directors of the Company.

CODE	shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any future tax code.

COMMITTEE	shall mean the Committee appointed by the Board of Directors in accordance with Section IX of the Plan.

COMPENSATION	shall mean the total cash compensation (except as otherwise set forth below), before tax withholding, paid to an Employee in the period in question for services rendered to the Employer by the Employee. Compensation shall include the earnings waived by an Employee pursuant to a salary reduction arrangement under any cash or deferred or cafeteria plan that is maintained by the Employer and that is intended to be qualified under Section 401(k) or 125 of the Code. An Employee’s Compensation shall not include severance pay, hiring or relocation bonuses, or pay in lieu of vacations or sick leave.

COMMON STOCK	shall mean the common stock of the Company.

COMPANY	shall mean RadiSys Corporation, an Oregon Corporation.

CUSTODIAN	shall mean the investment or financial firm appointed by the Plan Administrator to hold all Shares pursuant to the Plan.

CUSTODIAL ACCOUNT	shall mean the account maintained by the Custodian for a Participant under the Plan.

DISABILITY	shall refer to a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of twelve (12) months or more and which causes the Employee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an Employee of the Company. Disability shall be deemed to have occurred on the first day after the Company and two independent physicians have furnished their opinion of Disability to the Plan Administrator.

EMPLOYEE	shall mean an individual who renders services to the Employer pursuant to an employment relationship with such Employer. A person rendering services to an Employer purportedly as an independent consultant or contractor shall not be an Employee for purposes of the Plan.

EMPLOYER	shall mean, collectively, the Company and its Subsidiaries or any successor entity that continues the Plan. All Employees of entities which constitute the Employer shall be treated as employed by a single company for all purposes of the Plan.

EMPLOYMENT	shall mean the period during which an individual is an Employee. Employment shall commence on the day the individual first performs services for the Employer as an Employee and shall terminate on the day such services cease, except as determined under Section XI.

ENROLLMENT DATE	shall mean the first day of each Offering.

ESPP NEW ACCOUNT FORM	shall mean the form provided by the Company on which a Participant shall elect to open an Account with the Custodian and authorize delivery to the Custodian of all Shares issued for the Participant’s Account.

OFFERING	until August 15, 2000 shall mean any one of the separate overlapping eighteen (18) month periods commencing on February 15 and August 15 of each calendar year under the Plan other than calendar year 1999; in calendar year 1999, the first Offering shall be a period commencing on June 12, 1999 and ending on August 15, 2000, and the second Offering shall be the eighteen (18) month period commencing on August 15, 1999. Beginning with the Offering that commences on August 15, 2000, Offering shall mean any one of the separate overlapping eighteen (18) month periods commencing on February 15, May 15, August 15 and November 15 of each calendar year under the Plan.

PARTICIPANT	shall mean any Employee who is participating in any Offering under the Plan pursuant to Section III.

PAYROLL DEDUCTION AUTHORIZATION FORM	shall mean the form provided by the Company on which a Participant shall elect to participate in the Plan and the Offering under the Plan and designate the percentage of that individual’s Compensation to be contributed to that individual’s Account through payroll deductions.

PLAN	shall mean this document.

PLAN ADMINISTRATOR	shall mean the Board of Directors or the Committee, whichever shall be administering the Plan from time to time in the discretion of the Board of Directors, as described in Section IX.

PURCHASE DATE	until August 15, 2000 shall mean the last day of the sixth, twelfth and eighteenth one-month periods of the Offering, except for the Offering beginning on June 12, 1999, in which Offering the Purchase Dates shall be August 14, 1999, February 14, 2000 and August 14, 2000. Beginning on August 15, 2000, for all then pending Offerings and any Offerings commenced on or after that date, Purchase Date shall mean the last day of the third, sixth, ninth, twelfth, fifteenth and eighteenth one-month periods of each Offering. Accordingly, since after August 15, 2000 the Enrollment Dates occur on February 15, May 15, August 15 and November 15 of each year, Purchase Dates shall occur on February 14, May 14, August 14 and November 14 of each year beginning with November 14, 2000.

RETIREMENT	shall mean a Participant’s termination of Employment on or after attaining the age of 65 or after the Plan Administrator has determined that the individual has suffered a Disability.

SHARE	shall mean one share of Common Stock.

SUBSIDIARIES	shall mean any corporation in which at least eighty percent (80%) or more of the total combined voting power of all classes of stock are owned directly or indirectly by RadiSys Corporation.

VALUATION DATE	shall mean the date upon which the fair market value of Shares is to be determined for purposes of setting the price of Shares under Section VI (that is, the Enrollment Date or the applicable Purchase Date). If the Enrollment Date or the Purchase Date is not a date on which the fair market value may be determined in accordance with Section VI, the Valuation Date shall be the first day prior to the Enrollment Date or the Purchase Date, as applicable, for which such fair market value may be determined.

VESTED	shall mean non-forfeitable.

PROXY
RadiSys Corporation
Annual Meeting of Shareholders — May 15, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby revokes all previous proxies and appoints Scott C. Grout and Brian J. Bronson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of RadiSys Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 15, 2007 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access RadiSys Corporation accounts online.
Access to RadiSys Corporation shareholder/stockholder accounts is available online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for RadiSys Corporation, now makes it easy and convenient to get current information on shareholder accounts.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
1.	Election of Directors Nominees:	☐	☐
01 C. Scott Gibson
02 Scott C. Grout
03 Ken J. Bradley
04 Richard J. Faubert
05 Dr. William W. Lattin
06 Kevin C. Melia
07 Carl W. Neun
08 Lorene K. Steffes
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
ITEM 2—To ratify the Audit Committee’s appointment of KPMG LLP as our independent auditors	☐	☐	☐
ITEM 3—To approve our 2007 Stock Plan	☐	☐	☐
ITEM 4—To approve an amendment to our 1996 Employee Stock Purchase Plan	☐	☐	☐

	YES	NO
I PLAN TO ATTEND THE MEETING	☐	☐

IMPORTANT — PLEASE SIGN AND
RETURN PROMPTLY.

Signature(s) x	Dated:	, 2007

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

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